UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Forest City Enterprises, Inc.
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FOREST CITY ENTERPRISES, INC.

Notice of Annual Meeting of Shareholders

To Be Held May 29, 2014

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Forest City Enterprises, Inc. (the “Company”) will be held in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113, on Thursday, May 29, 2014 at 2:00 p.m., Eastern Daylight Time, for the purpose of considering and acting upon:

(1)
The election of thirteen (13) directors, nominated by the Board of Directors, each to hold office until the next annual shareholders' meeting and until a successor shall be elected and qualified. Four (4) directors will be elected by holders of Class A Common Stock and nine (9) by holders of Class B Common Stock.

(2)	The approval (on an advisory, non-binding basis) of the compensation of the Company's Named Executive Officers.

(3)	The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year ending December 31, 2014.

(4)	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 3, 2014 will be entitled to notice of and to vote at such annual meeting or any adjournment or postponement thereof.

BY THE ORDER OF THE BOARD OF DIRECTORS

Geralyn M. Presti, Secretary

Cleveland, Ohio
April 16, 2014

IMPORTANT: It is important that your stock be represented at the meeting. Whether or not you intend to be present, please mark, date and sign the appropriate enclosed proxy or proxies and send them by return mail in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON MAY 29, 2014

The Proxy Statement, Proxy Card, Annual Report on Form 10-KT, Summary Annual Report and Supplemental Package are available on the Investor Relations page at www.forestcity.net.

i

Proxy Statement Summary
To further assist you in your review of the proxy statement and your consideration of matters to be voted upon at the 2014 Annual Meeting of Shareholders, we call your attention to the following information about Forest City Enterprises, Inc. (the “Company”). As the following information is just a summary, we encourage you to read the full Annual Report and Proxy Statement before voting.
2014 Annual Meeting of Shareholders

Date and Time:	Record Date:
Thursday, May 29 at 2:00pm E.T.	April 3, 2014

Place:	Webcast:
6th floor Riverview Room of the Ritz-Carlton Hotel,	A webcast of the 2014 Annual Meeting will be
Tower City Center, 1515 West Third Street,	accessible via the investor relations page of the
Cleveland, Ohio 44113	Company's website, www.forestcity.net
Annual Report and Proxy Materials
Available at www.proxyvote.com (for access, use the control number included on your Proxy Card or Notice of Internet Availability of Proxy Materials) or on www.forestcity.net. As a result of the Company's change to its fiscal year-end from January 31 to a calendar year end, effective December 31, 2013 information presented in the annual report and this proxy statement is based on an 11-month transition period.
Proposals to be Voted Upon and Board Recommendations

Proposal	Description	Board Recommendation	Page
1	Election of Directors	For All	6
2	Approval (on an advisory, non-binding basis) of the compensation of the Company’s Named Executive Officers	For	57
3	Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year ending December 31, 2014.	For	62
Recent Corporate Governance Actions

1.	Adopted a Securities Hedging and Pledging Policy (see page 41).

2.	Adopted several enhancements to our Executive Stock Ownership Requirement Policy (see page 40).

3.	Increased the stock ownership requirements for nonemployee independent directors (see page 15).

4.	Published our initial Corporate Social Responsibility Report (see page 22).

5.	Adopted notice and access for delivery of this year's proxy materials in support of our sustainability efforts.
Election of Directors

Nominee	Class	Director Since	Independent
Chairman: Charles A. Ratner
Lead Director: Scott S. Cowen
Director Terms: 1 Year
Required Vote: Plurality of votes cast
Board Meetings in 2013: 8
Standing Board Committee Meetings:
Audit Committee (10); Compensation Committee (6); and Corporate Governance & Nominating Committee (7)
Director Attendance: Averaged 93.85% and no director attended fewer than 75% of the meetings of the Board and those Committees on which the director served

Arthur F. Anton	A	2010	Yes
Scott S. Cowen	A	1989	Yes
Michael P. Esposito, Jr.	A	1995	Yes
Stan Ross	A	1999	Yes
Kenneth J. Bacon	B	2012	Yes
Deborah L. Harmon	B	2008	Yes
David J. LaRue	B	2011	No
Brian J. Ratner	B	1993	No
Bruce C. Ratner	B	2007	No
Charles A. Ratner	B	1972	No
Deborah Ratner Salzberg	B	1995	No
Ronald A. Ratner	B	1985	No
Louis Stokes	B	1999	Yes

Executive Compensation
Our executive compensation program is intended to support our core values, drive long-term growth and value creation and reinforce our culture of accountability, integrity, responsibility, legal compliance, ethical behavior and transparency.
Key Objectives of our Executive Compensation Program:

-	Focus senior management on key business objectives as reflected in our annual business plan and strategic plan to support our ultimate objective of maximizing long-term shareholder value.	-	Attract and retain highly-talented employees to lead our continued growth and success and reward them for their contributions toward that success.
-	Avoid unnecessary or excessive risk taking.	-	Provide competitive pay driven by performance to increase shareholder value.

Key Components of our Executive Compensation Program:

Component	Component Objective	Performance Linkage
Base Salary	Provide base pay commensurate with level of responsibility, experience and individual performance	Partially linked (merit increases tied to individual performance)
Annual Short-Term Incentives	Align pay with the achievement of short-term performance goals in support of annual business plan and strategic goals	Strongly linked
Long-Term Incentives	Align pay with achievement of longer-term strategic goals and shareholder value creation, enhance retention of senior management, facilitate stock ownership	Strongly linked
Benefits & Perquisites	Provide for health, welfare and retirement needs	Minimally or not linked

Results of the 2013 Say on Pay Advisory Vote:
In 2013, we received strong support for our executive compensation of our named executive officers with approximately 98.7% of the votes cast approving our advisory “say on pay” resolution in June 2013. While this result was favorable, we continued to examine and refine our executive compensation program to further assure alignment between shareholder interests and our executive compensation objectives.

Financial Performance Metrics that Impacted Compensation Decisions:

Key Metric	Eleven Months Ended December 31, 2013	Twelve Months Ended January 31, 2013	Percentage Change
Funds From Operations (“FFO”) (1) (2)	$22,261,000	$267,408,000	(91.68)%
Operating FFO (1) (2)	$163,365,000	$223,632,000	(26.95)%
FFO per share (on a fully-diluted basis) (1) (2)	$0.11	$1.27	(91.34)%
Operating FFO per share (on a fully-diluted basis) (1) (2)	$0.81	$1.12	(27.68)%
Comparable Net Operating Income from Rental Properties - (Pro-Rata Consolidation) (1) (3)	$514,372,000	$515,187,000	(0.20)%
Stock Price - per share of Class A Common Stock (4)	$19.10	$16.91	12.95%

(1)	These measures are financial measures not presented in accordance with Generally Accepted Accounting Principles. See pages 28-29 of this proxy statement for additional information on these measures.

(2)	The percentage change for FFO and Operating FFO metrics are partially impacted by the difference in the length of periods shown.

(3)	Comparable Net Operating Income is shown for the 11-month periods ending December 31, 2013 and December 31, 2012.

(4)	Compared to the Class A Common Stock price as of December 31, 2012, the stock price as of December 31, 2013 increased by 18.3%.

Compensation Decisions and Results:
As a result of the performance over the 11 months ended December 31, 2013, no incentive payments were made under our Executive Short Term Incentive Plan. This reflects our pay for performance philosophy within our executive compensation program.
Please see the Compensation Discussion and Analysis section beginning on page 27 of this Proxy Statement and the Summary Compensation Tables beginning on page 51 for a more detailed description of our executive compensation.

Forest City Enterprises, Inc.
50 Public Square
Cleveland, Ohio 44113
www.forestcity.net	April 16, 2014
Proxy Statement

Solicitation of Proxies

The proxy or proxies accompanying this proxy statement and relating to shares of Class A Common Stock, par value $.33 1/3 per share (the “Class A Common Stock”) and Class B Common Stock, par value $.33 1/3 per share (the “Class B Common Stock”) (collectively, “Common Stock”) are solicited on behalf of the Board of Directors of Forest City Enterprises, Inc. (the “Company,” Forest City, “we,” “us,” or “our”) for use at the annual meeting of shareholders to be held on Thursday, May 29, 2014 at 2:00 p.m., Eastern Daylight Time, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 (the “Annual Meeting”). This proxy statement and related form of proxy are being made first available to shareholders on or about April 16, 2014.

Questions and Answers about the Proxy Materials and Annual Meeting

Why am I receiving these proxy materials?

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Forest City for use at the Annual Meeting, and any adjournments or postponements thereof. You are receiving these proxy materials because you owned Common Stock at the close of business on April 3, 2014 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the Annual Meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), and in furtherance of our sustainability core value, we have elected to furnish our proxy materials to shareholders by providing access to the materials over the Internet instead of printing and mailing full sets of our proxy materials to all shareholders. Accordingly, on April 16, 2014, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Company provides access to our proxy materials over the internet to all shareholders. Proxy materials for the Annual Meeting, including this proxy statement and the 2014 Annual Report and Supplemental Package, are available for viewing by accessing the Company’s Investor Relations page at www.forestcity.net.
If you received the Notice, it provides you with instructions regarding how to: access our proxy materials for the Annual Meeting on www.proxyvote.com; vote your shares after you have viewed our proxy materials; and request a printed or email copy of the proxy materials.
Whether you received the Notice only or a full set of proxy materials by mail, you may elect to receive the Company’s future proxy materials in electronic format in lieu of paper copies by following the instructions contained in the notice or proxy card. Doing so will lower our printing and delivery costs and will further assist our efforts to reduce the environmental impact of our Annual Meeting. Your election to receive proxy materials by email will remain in effect until you terminate such election or for so long as the email address you have provided remains valid.
How did the Company’s change in fiscal year-end impact the information provided in this proxy statement?
On March 29, 2012, our Board of Directors approved a change to our fiscal year-end to December 31 from January 31, effective December 31, 2013. As a result, we presented an 11-month transition period ended December 31, 2013 (the “2013 Transition Period”) in our Annual Report on Form 10-KT and Supplemental Package. Due to the change in year-end, we are presenting information in this proxy statement for the 11-month 2013 Transition Period, including information pertaining to the compensation of our named executive officers. Any reference in this proxy statement to the “2013 Transition Period” or “2013 fiscal year” shall refer to the 11-month period ended December 31, 2013.
Who is paying for this proxy solicitation?
The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. In addition to solicitation by mail, we may make arrangements with brokers and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expense in so doing. Our officers and other regular employees may, if necessary, request the return of proxies by telephone, email or facsimile or in person, and will not receive any special compensation for taking such actions.
How many shares of Common Stock are entitled to vote at the Annual Meeting?
As of the Record Date, there were 180,349,889 of our shares of Class A Common Stock and 19,548,552 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.
What constitutes a quorum?
In order to carry out the business of the Annual Meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. Broker non-votes and abstaining votes will be counted for purposes of determining whether a quorum is present.
What voting rights do I have as a shareholder?
At the Annual Meeting, the holders of Class A Common Stock will be entitled as a class to elect four (4) Class A directors and will be entitled to one vote per share for this purpose. Arthur F. Anton, Scott S. Cowen, Michael P. Esposito, Jr. and Stan Ross have been nominated for election to serve as these directors. At the Annual Meeting, the holders of Class B Common Stock will be entitled as a class to elect nine (9) Class B directors and will be entitled to one vote per share for this purpose. Kenneth J. Bacon, Deborah L. Harmon, David J. LaRue, Brian J. Ratner, Bruce C. Ratner, Charles A. Ratner, Deborah Ratner Salzberg, Ronald A. Ratner and Louis Stokes have been nominated for election to serve as these directors. Except for the election of directors, the holders of Class A Common Stock and Class B Common Stock will vote together on all other matters presented at the Annual Meeting and will be entitled to one (1) vote per share of Class A Common Stock and ten (10) votes per share of Class B Common Stock held as of the Record Date.
If notice in writing is given by any shareholder to our President, a Vice President or the Secretary not less than forty-eight hours before the time fixed for the holding of the Annual Meeting that such shareholder desires cumulative voting with respect to the election of directors by a class of shareholders to which the holder belongs, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each holder of shares of that class will have the right to accumulate such voting power as the holder possesses at such election with respect to shares of that class. Each holder of shares of Class A Common Stock or Class B Common Stock, as the case may be, will have as many votes as equal the number of shares of that class of common stock owned by that holder multiplied by the number of directors to be elected by the holders of that class of common stock. These votes may be distributed among the total number of directors to be elected by the holders of that class of common stock or distributed among any lesser number, in such proportion as the holder may desire. To date, we have not received a notice from any shareholders of his, her or its intention to request cumulative voting.
How do I vote?
If you are a shareholder of record, you may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:

•	Mail: sign, date and mail in your proxy card using the accompanying envelope;

•	Telephone: submit a proxy by calling 1-800-690-6903; or

•	Internet: connect to the website at www.proxyvote.com.

Instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this proxy statement.
Because the internet and telephone services authenticate shareholders by use of a control number, you must have the Notice or proxy card available in order to vote. Proxies submitted via the telephone or internet must be received by 11:59 p.m. Eastern Time on May 28, 2014. More detailed instructions are included in the proxy card accompanying this proxy statement. If you choose to vote via the internet or the telephone, you do not need to return the proxy card.
If you are a shareholder of record, the proxy holders will vote your shares based on your directions. If you submit your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the advisory approval of executive compensation and “FOR” the ratification of PricewaterhouseCoopers, LLP. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting. If cumulative voting is involved, the proxy holders will vote all proxy cards received by them in such manner in accordance with cumulative voting as will assure the election of as many of the Company's nominees as possible.
Can I revoke or change my vote after I submit a proxy?

Yes. In the event you deliver a duly executed proxy and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You may revoke your proxy in any of the following five ways:

•	Connect to the website at www.proxyvote.com by 11:59 p.m. on May 28, 2014;

•	Call 1-800-690-6903 by 11:59 p.m. on May 28, 2014;

•	Deliver a duly executed proxy bearing a later date;

•	Deliver a written revocation to the Secretary; or

•	Vote in person at the Annual Meeting.

You will not revoke a proxy merely by attending the Annual Meeting. To revoke a proxy, you must take one of the actions described above.

What vote is required to approve each of the proposals?

•
Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes effectively count as votes “against” the election of a director as each abstention or broker non-vote would be one less vote in favor of a director. In addition, brokers may not exercise their discretion to vote uninstructed shares for the election of directors. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your shares to be voted on the election of directors.

•
Advisory Approval of Executive Compensation (Proposal 2). This proposal will be decided by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy. Abstentions will effectively be counted as votes against this proposal as each abstention would be one less vote in favor of the proposal. Broker non-votes will have no effect on the outcome of this proposal. In addition, brokers may not exercise their discretion to vote uninstructed shares for this proposal. Therefore, if your shares are to be represented by a broker at the Annual Meeting, you must give specific instructions to your broker for your shares to be voted on Proposal 2.

•
Auditor Ratification (Proposal 3). Ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm requires the affirmative vote of the majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy. Abstentions will effectively be counted as votes against this proposal as each abstention would be one less vote in favor of this proposal.

Can shareholders make proposals for the 2014 Annual Meeting?

From time to time, shareholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received proposals no later than December 31, 2013. To date, the Company has not received any shareholder proposals for the 2014 Annual Meeting. See “Shareholder Proposals for 2015 Annual Meeting” for a detailed discussion of the deadlines for shareholder proposals for next year's Annual Meeting of Shareholders.

Proposal 1 - Election of Directors
It is intended that proxies will be voted for the election of the nominees named below as our directors unless authority is withheld. All elected directors will serve until the next annual shareholders' meeting and until their successor is elected and qualified. In the event any one or more of such nominees unexpectedly becomes unavailable for election, proxies will be voted in accordance with the best judgment of the proxy holder. All nominees are presently our directors.

At January 31, 2014, the Ratner, Miller and Shafran families, which include members of our current Board of Directors and certain executive officers not including Bruce C. Ratner (“Family Interests”), owned 6.2% of the Class A Common Stock and 89.3% of the Class B Common Stock. RMS, Limited Partnership (“RMSLP”), which owned 66.0% of the Class B Common Stock outstanding as of the Record Date (April 3, 2014), is a limited partnership, comprised of the Family Interests, with seven individual general partner positions, currently consisting of: Samuel H. Miller, Co‑Chairman Emeritus; Charles A. Ratner, Chairman of the Board of Directors; Ronald A. Ratner, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, our Executive Vice President and Director; Joan K. Shafran, a former Director; and Abraham Miller. Charles A. Ratner, James A. Ratner and Ronald A. Ratner are brothers. Albert B. Ratner, our Co-Chairman Emeritus, is the father of Brian J. Ratner and Deborah Ratner Salzberg and is first cousin to Charles A. Ratner, James A. Ratner, Ronald A. Ratner, Bruce C. Ratner and Joan K. Shafran. Samuel H. Miller was married to Ruth Ratner Miller (now deceased), a sister of Albert B. Ratner, and is the father of Abraham Miller.

Under the partnership agreement of RMSLP, the voting power of the general partners representing a family branch is determined by dividing the interest of the family branch they represent by the aggregate interests of all family branches. The voting power of the general partner or general partners representing a family branch may not be divided or apportioned but must be voted together as a whole. If the general partners representing a family branch are unable to agree on how to vote that branch, the total voting power of the other general partners is computed without reference to the voting power otherwise available to that family branch. General partners holding 60% of the total voting power (excluding the voting power of a family branch, if any, unable to agree on how to vote on a particular matter) of RMSLP determine how to vote the Class B Common Stock held by RMSLP.

Effective December 20, 2013, the general partners of RMSLP voted to distribute five million (5,000,000) shares of Class B Common Stock to certain of its limited partners (the “Limited Partner Recipients”). The distributed shares are subject to the Ratner, Miller and Shafran Shareholder’s Agreement, dated as of December 20, 2013 (the “Shareholder Agreement”). The distribution did not change the investment intent of the Family Interests with regards to ownership of Class B Common Stock. The Shareholder Agreement contains transfer restrictions that provide a right of first refusal to the other members of the Ratner, Miller and Shafran families. In addition, the Shareholder Agreement requires the Limited Partner Recipients to vote the distributed shares consistent with the partnership agreement of RMSLP.

The following table sets forth the shares of Class B Common Stock held by RMSLP at January 31, 2014, which under the partnership agreement are voted by the general partners of RMSLP, who under Rule 13d-3 of the Securities Exchange Act of 1934, are deemed to be the beneficial owners of those shares of Class B Common Stock:

Family Branch	Name of General Partners	Shares of Class B Common Stock Held through RMSLP	Percent of RMSLP's Holdings of Class B Common Stock
Max Ratner	Charles A. Ratner	6,493,853	50.3%
	Ronald A. Ratner
Albert Ratner	Brian J. Ratner	3,552,483	27.5%
	Deborah Ratner Salzberg
Samuel H. Miller	Samuel H. Miller	719,488	5.6%
Nathan Shafran	Joan K. Shafran	1,355,651	10.5%
Ruth Miller	Abraham Miller	785,618	6.1%
Total		12,907,093	100.0%

Set forth below are each nominee's name, age, year first elected as a director, principal occupation, professional history and public company directorships held currently and during the past five years, and information about the experience, qualifications, attributes or skills that led to the conclusion that such person should serve as our director.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS

Arthur F. Anton

Mr. Anton, 56, has been a Forest City director since 2010 and serves on the Audit and Compensation Committees.
Principal Occupation and Business Experience
Since 2003, Mr. Anton has been the chief executive officer of Swagelok, a privately-held domestic and international developer and provider of fluid system solutions with annual sales of approximately $1.8 billion. Prior to his current position, Mr. Anton served Swagelok as the president and chief operating officer from 2001 to 2003, executive vice president from 2000 to 2001, and chief financial officer from 1998 to 2001. Prior to joining Swagelok, Mr. Anton was a partner at the accounting and consulting firm of Ernst & Young, where he consulted with companies in the manufacturing, energy, service and other industries. He is a board member of two additional publicly-traded companies, including Olympic Steel Inc., a metal service center, since 2009, and The Sherwin-Williams Company, a paint and building material manufacturing and distribution company, since 2006. He is also a board member and chairman of the Finance Committee of University Hospitals of Cleveland.

Key Experience, Attributes and Skills
Mr. Anton's leadership experience, both as a chief executive and chief financial officer, and his deep understanding of corporate strategy and impressive financial acumen, make him a tremendous asset for Forest City and our Board of Directors. Through his service on other public company boards, Mr. Anton is able to provide guidance on best practices, risk management and corporate governance strategies.

Scott S. Cowen

Dr. Cowen, 67, has been a Forest City director since 1989. He chairs the Compensation Committee, serves on the Corporate Governance and Nominating Committee, and is the Lead Director for the executive sessions of independent directors.

Principal Occupation and Business Experience
Dr. Cowen has been the President of and Seymour S. Goodman Memorial Professor of Business at Tulane University since July 1998. Leading Tulane University, as well as the City of New Orleans, through the aftermath of Hurricane Katrina, he also developed unique and exceptional skills in crisis management. In recognition of his leadership skills, he received the Carnegie Award for Academic Leadership and was named one of the “Ten Best College Presidents” in America by Time magazine in 2009. Prior to 1998, Dr. Cowen was dean at the Weatherhead School of Management at Case Western Reserve University, where he was also a professor for 23 years. Dr. Cowen is currently a board member of two additional publicly-traded companies, Newell Rubbermaid, Inc., a consumer products corporation, since 1999, and Barnes & Noble, Inc., a retailer of content, digital media and educational products, since April 1, 2014. Upon the acquisition by Century Intermediate Holding Company in August 2013, Mr. Cowen resigned as a board member from American Greetings Corporation, formerly a publicly-traded greeting card company, where he served as a director since 1989. In 2010, President Barack Obama appointed him to the White House Council for Community Solutions, which advises the president on the best ways to mobilize citizens, nonprofits, businesses and government to address community needs.

Key Experience, Attributes and Skills
An award-winning educator and leader, Dr. Cowen has consulted for dozens of companies, from start-ups to the Fortune 100. His impressive background and service on the boards of public companies has given him expertise in strategic planning, financial management, external reporting, organizational behavior, crisis management and corporate governance. Having served on our Board of Directors for over 25 years, Dr. Cowen has developed an in-depth knowledge of the real-estate industry in general and Forest City in particular.

Michael P. Esposito, Jr.

Mr. Esposito, 74, has been a Forest City director since 1995. He chairs the Audit Committee and serves on the Compensation Committee.
Principal Occupation and Business Experience
Mr. Esposito has been the non-executive chairman of Syncora Holdings Ltd., a publicly-traded guarantee insurance company, since 2006, and non-executive chairman of Primus Guaranty Ltd., a publicly-traded seller of credit protection, since 2002. In 1995, Mr. Esposito retired from The Chase Manhattan Bank, N.A. as the executive vice president, chief control, compliance and administrative officer after serving 34 years with the company in various positions, including principal accounting officer, corporate controller and chief financial officer. In 2007, he retired as the non-executive chairman of XL Capital Ltd., an insurance company. Mr. Esposito's prior experience also included leadership positions within the Bank Administration Institute, American Bankers Association, Conference Board, and the advisory council to the Financial Accounting Standards Board.

Key Experience, Attributes and Skills
Mr. Esposito brings significant financial experience and expertise to our Board of Directors, including service with other publicly-traded companies. He provides insight on best practices in areas such as risk management, financial management, corporate governance, capital management and debt management. Having served on our Board of Directors for 19 years, Mr. Esposito has developed an in-depth knowledge of the real estate industry in general and Forest City in particular.

Stan Ross

Mr. Ross, 78, has been a Forest City director since 1999 and serves on the Audit and Compensation Committees.
Principal Occupation and Business Experience
Mr. Ross, a retired certified public accountant, holds multiple positions at the University of Southern California, including chairman of the board of the Lusk Center for Real Estate and distinguished fellow of the School of Policy, Planning & Development. He is the retired vice chairman of real estate industry services for Ernst & Young, where he was a member of the firm's management committee. Mr. Ross is a life trustee and governor of the Urban Land Institute. He was also a member of the auditing standards board of the American Institute of Certified Public Accountants. Mr. Ross serves as senior advisor to The Irvine Company, a diversified private real estate company, and on the board of the American Jewish University.

Key Experience, Attributes and Skills
Mr. Ross brings substantial financial expertise to Forest City's Board of Directors. As a nationally recognized real estate expert, he provides thoughtful and far-reaching insight into current trends, domestic and global practices, and challenges facing the industry. Mr. Ross' expertise in strategic planning for real estate companies has been invaluable to our Board of Directors throughout his tenure, particularly during the recent economic downturn.

NOMINEES FOR ELECTION AS CLASS B DIRECTORS

Kenneth J. Bacon

Mr. Bacon, 59, has been a Forest City director since December 2012 and serves on the Audit and Corporate Governance and Nominating Committees.
Principal Occupation and Business Experience
Mr. Bacon co-founded RailField Partners, a financial advisory and asset management firm based in Washington, D.C., in 2012. Mr. Bacon began his career with Kidder Peabody and later Morgan Stanley, where his focus was mortgage finance and related products. In 1990, he joined Resolution Trust Corporation as director of policy for the Oversight Board, and was later named director of securitization. Three years later, Mr. Bacon joined the Federal National Mortgage Association (Fannie Mae) as senior vice president, northeast region. In 1998, he was selected to lead Fannie Mae's American Communities Fund. In 2000, he became senior vice president (with promotion in 2005 to executive vice president) of the organization's multifamily division. He retired from Fannie Mae in 2012. Mr. Bacon has been a board member of one additional publicly-traded company, Comcast Corporation, a global media and technology company, since 2002, where he currently serves as presiding director. He is also a member of the Executive Leadership Council and a director of the Corporation for Supportive Housing.

Key experience, Attributes and Skills
Mr. Bacon brings significant real estate experience and expertise to our Board of Directors. His impressive background in corporate governance makes him a tremendous asset to Forest City and to the Board. In addition, he provides insight on best practices in areas such as governmental affairs, the financial industry and the non-profit, educational and philanthropic communities.

Deborah L. Harmon

Ms. Harmon, 54, has been a Forest City director since 2008 and serves on the Corporate Governance and Nominating Committee.
Principal Occupation and Business Experience
Ms. Harmon is co-founder and chief executive officer of Artemis Real Estate Partners, LLC, a real estate investment firm that manages $1.8 billion of institutional capital across a variety of real estate strategies. Prior to co-founding Artemis, she spent 17 years with the J.E. Robert Companies, Inc. ("JER"), a real estate investment firm where she was last president and chief investment officer. Before joining JER, Ms. Harmon was a managing director at Bankers Trust Company in New York City where she worked in both the corporate finance and real estate groups. Ms. Harmon currently serves on the board of Pension Real Estate Association, the advisory board of Caravel Management, the investment committee of Sidwell Friends School, the executive committee of the Zell/Lurie Real Estate Center at The Wharton School of the University of Pennsylvania and the board and executive committee of Women for Women International. In addition she currently serves as a trustee of Urban Land Institute and, since 2009, commissioner for the White House Fellows program appointed by President Obama.

Key Experience, Attributes and Skills
With more than 25 years in the management of real estate investment funds, Ms. Harmon has extensive knowledge of the real estate investment and financial markets. She has expertise in real estate acquisition, capital markets, valuation, capital raising, strategic planning, implementation and oversight, and institutional portfolio management. She provides insight into the capital markets in which the Company operates, as well as the competitive environment in which we must raise capital.

David J. LaRue

Mr. LaRue, 52, has been a Forest City director since June 2011.
Principal Occupation and Business Experience
Mr. LaRue has been our President and Chief Executive Officer since June 2011. He is also an officer of various subsidiaries of the Company. Prior to becoming President and Chief Executive Officer, Mr. LaRue served as executive vice president and chief operating officer from March 2010 through June 2011. Mr. LaRue served as president and chief operating officer of Forest City Commercial Group, Inc., our largest strategic business unit, from 2003 to March 2010, and as executive vice president of Forest City Rental Properties, Inc. from 1997 through 2003. Prior to joining Forest City in 1986, Mr. LaRue was an internal auditor and financial analyst with The Sherwin-Williams Company. Mr. LaRue served on the board of CubeSmart (formerly known as UStore-It Trust), a publicly-traded real estate investment trust focused on self-storage facilities, from 2004 through May 2013. Mr. LaRue is a member of the 2013 - 2014 NAREIT Board of Governors; a member of the board of trustees and executive committee, and chair of the capital committee of the Friends of the Cleveland School of the Arts; and a trustee and member of the finance committee of the Lawrence School. In addition, in May 2013, Mr. LaRue was elected to serve as chairman of the International Council of Shopping Centers for the 2013-2014 term.

Key Experience, Attributes and Skills
As an employee of the Company since 1986, Mr. LaRue brings vast experience in virtually every aspect of our business, along with broad strategic, operational and financial acumen to the Board of Directors.

Brian J. Ratner

Mr. Ratner, 57, has been a Forest City director since 1993.
Principal Occupation and Business Experience
Mr. Ratner has been our Executive Vice President since 2001 and is an officer and/or director of various subsidiaries of the Company. He also serves as president of Forest City Texas, Inc. and leads our operations in Dallas, a core market for the Company. Mr. Ratner is active with numerous community, charitable, educational and professional organizations, including the International Council of Shopping Centers, the Rock and Roll Hall of Fame and Museum, and Case Western Reserve University.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 20 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors. In addition, he is a former practicing attorney and his legal experience and acumen provide critical thinking and analysis to the Board.

Bruce C. Ratner

Mr. Ratner, 69, has been a Forest City director since 2007.
Principal Occupation and Business Experience
Mr. Ratner has been our Executive Vice President since November 2006 and is executive chairman of Forest City Ratner Companies, the New York City subsidiary of Forest City. He also serves as an officer and/or director of various other subsidiaries of Forest City. Previously, Mr. Ratner served as chief executive officer of Forest City Ratner Companies from 1987 through April 2013. Prior to joining Forest City, Mr. Ratner served as New York City's commissioner of consumer affairs during the administration of Mayor Ed Koch. Earlier in his career, he was director of the Model Cities Program and head of New York City's Consumer Protection Division during the administration of Mayor John Lindsay. He also served for four years as a faculty member at the New York University Law School. Mr. Ratner is a board member of Almonty Industries, a publicly-traded company in Canada focused on tungsten mining, processing and shipping, as well as the Museum of Jewish Heritage - A Living Memorial to the Holocaust, the Memorial Sloan-Kettering Cancer Center and the Weill Cornell Medical College.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 20 years experience leading the Company's operations in the New York metropolitan area, one of the Company's most important core markets, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Charles A. Ratner

Mr. Ratner, 72, has been a Forest City director since 1972.
Principal Occupation and Business Experience
Mr. Ratner has been the Chairman of our Board of Directors since June 2011. Previously, Mr. Ratner served as president and chief executive officer of the Company from 1995 through June 2011, and served as president and chief operating officer from 1993 to 1995. He is also an officer and/or director of various subsidiaries of Forest City. Mr. Ratner is currently a board member of one additional publicly-traded company, RPM, Inc., a specialty coatings and sealants company, since 2005. Upon the acquisition by Century Intermediate Holding Company in August 2013, Mr. Ratner resigned as a board member from American Greetings Corporation, formerly a publicly-traded greeting card company, where he served as a director since 2000. He is active with numerous community, charitable and professional organizations, including United Way, the Greater Cleveland Partnership, the Musical Arts Association, and the Jewish Community Federation of Cleveland.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 40 years experience at Forest City, Mr. Ratner brings a wealth of leadership experience and knowledge of the Company and the real estate industry to the Board of Directors.

Deborah Ratner Salzberg

Ms. Ratner Salzberg, 61, has been a Forest City director since 1995.
Principal Occupation and Business Experience
Ms. Ratner Salzberg has been our Executive Vice President since June 2013 and is an officer and/or director of various subsidiaries of the Company. She also serves as president of Forest City Washington, Inc., a subsidiary of the Company, and leads our operations in the Washington D.C., metropolitan area, one of the Company's core markets. Ms. Ratner Salzberg has been a board member of CubeSmart (formerly known as U-Store-It Trust), a publicly-traded real estate investment trust focused on self-storage facilities, since May 2013. Ms. Ratner Salzberg is active with numerous District of Columbia community, charitable and professional organizations, including the Jewish Federation of Greater Washington, the District of Columbia Building Industry Association and the Meyer Foundation. She also serves on the boards of Kenyon College and George Washington University.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with more than 20 years experience at Forest City, Ms. Ratner Salzberg brings a wealth of experience and knowledge of the real estate industry and public-private partnerships to the Board of Directors. In addition, her legal education provides critical thinking and analysis to the Board of Directors.

Ronald A. Ratner

Mr. Ratner, 67, has been a Forest City director since 1985.
Principal Occupation and Business Experience
Mr. Ratner has been our Executive Vice President since March 1988 and is an officer and/or director of various subsidiaries of the Company. Mr. Ratner is active with numerous community, educational, charitable and professional organizations, including the Urban Land Institute, The Ohio State University, the United States Holocaust Memorial Museum Council, the National Multi Housing Council, the International Advisory Board of the Harvard Real Estate Initiative, and Harvard Design Magazine's Practitioners' Advisory Board.

Key Experience, Attributes and Skills
As a member of one of the founding families and a large shareholder with over 35 years experience at Forest City, Mr. Ratner brings a wealth of experience and knowledge of the real estate industry to the Board of Directors.

Louis Stokes

Former U.S. Congressman Stokes, 89, has been a Forest City director since 1999. He chairs the Corporate Governance and Nominating Committee.
Principal Occupation and Business Experience
Mr. Stokes is a distinguished visiting professor at The Mandel School of Applied Social Sciences at Case Western Reserve University in Cleveland, Ohio. In 2012, he retired from Squire Sanders, where he served as senior counsel since 1999. In 1968 he became the first African American member of Congress from Ohio and was a tireless advocate for the people of the state and for the broader civil rights movement. During his 30-year tenure in Congress, he chaired several important committees, including the Ethics Committee, a subcommittee of the House Budget Committee and the House Appropriations Subcommittee on Veteran Affairs, Housing and Urban Development and Independent Agencies. Through the years, Mr. Stokes has received numerous awards and honors that recognize his national leadership and strong commitment to public service. His strong commitment to diversity and inclusion was honored by the American Bar Association Commission on Racial and Ethnic Diversity with the 2011 Spirit of Excellence Award for his dedication to expanding opportunity in the legal profession to all minorities.

Key Experience, Attributes and Skills
As a former member of Congress with legal expertise and experience in legislative counseling, Mr. Stokes provides the Board of Directors with a unique perspective on public-private partnerships and the issues affecting the states, cities and communities where we do business. In addition, as a civil rights leader, Mr. Stokes provides the Board of Directors with a unique perspective on diversity.

Voting

The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold All” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will effectively count as votes “against” the election of a director as each abstention or broker non-vote would be one less vote in favor of a director. We have been advised that the shares owned by RMSLP and otherwise owned by the Family Interests will be voted for the election of the directors nominated. If such shares are so voted, then such vote will be sufficient to elect the nominees voted on by the Class B Common Stock shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

CO-CHAIRMEN EMERITI

Samuel H. Miller

Mr. Miller, 92, has been our Co-Chairman Emeritus since June 2011. Mr. Miller was a Forest City director from 1960 through June 2011. He was a co-chairman of our Board from June 1995 through June 2011 and our treasurer from 1992 through June 2011. He previously served as chairman of the board from June 1993 to June 1995 and vice chairman and chief operating officer prior to June 1993. Mr. Miller is active with numerous community, educational, charitable and professional organizations, including the Cleveland Clinic Foundation, Cleveland State University, John Carroll University, Notre Dame College, Catholic Diocese of Cleveland Foundation, Baldwin Wallace College, and serves as the Co-Chairman of Medical Mutual of Ohio.

A large shareholder with significant experience in the real-estate industry and over 60 years experience at Forest City, Mr. Miller provides us with leadership, experience, knowledge and vision.

Albert B. Ratner

Mr. Ratner, 86, has been our Co-Chairman Emeritus since June 2011. Mr. Ratner was a Forest City director from 1960 through June 2011. He was a co-chairman of our Board from June 1995 through June 2011. He previously served as chief executive officer from 1975 to June 1995, vice chairman from June 1993 to June 1995, and president prior to June 1993. Mr. Ratner is active with numerous community, charitable and professional organizations.

As a member of one of our founding families with significant experience in the real-estate industry and over 60 years of experience at Forest City, Mr. Ratner provides us with leadership, experience, knowledge and vision.

The following table sets forth the beneficial ownership of shares of Class A and Class B Common Stock as of January 31, 2014 of each current director, nominee, and the other Named Executive Officers (as named in the Summary Compensation Table), as well as all directors and executive officers as a group.

	Number of Shares of Common Stock Beneficially Owned
	Class A Common		Percent of	Class A Assuming Conversion of Class B by the		Percent of	Class B Common		Percent of
Name	Stock(a)(c)		Class(a)	Beneficial Owner(b)(c)		Class(b)	Stock		Class

Arthur F. Anton	27,401	(1)	0.02%	27,401		0.02%	—		0.00%

Scott S. Cowen	75,877	(2)	0.04%	75,877		0.04%	—		0.00%

Michael P. Esposito, Jr.	189,783	(3)	0.11%	189,783		0.11%	—		0.00%

Stan Ross	91,252	(4)	0.05%	91,252		0.05%	—		0.00%

Kenneth J. Bacon	9,337	(5)	0.01%	9,337		0.01%	—		0.00%

Deborah L. Harmon	21,879	(6)	0.01%	21,879		0.01%	—		0.00%

David J. LaRue	447,243	(7)	0.25%	448,678		0.25%	1,435		0.01%

Brian J. Ratner	2,235,427	(8)	1.24%	15,661,404	(8)(9)	8.11%	13,425,977	(9)	66.58%

Bruce C. Ratner	1,448,112	(10)	0.80%	1,448,112		0.80%	—		0.00%

Charles A. Ratner	842,739	(11)	0.47%	15,594,089	(11)(12)	8.01%	14,751,350	(12)	73.16%

Deborah Ratner Salzberg	2,147,076	(13)	1.19%	15,847,943	(13)(14)	8.19%	13,700,867	(14)	67.95%

Ronald A. Ratner	1,985,415	(15)	1.10%	16,348,562	(15)(16)	8.42%	14,363,147	(16)	71.23%

Louis Stokes	75,962	(17)	0.04%	75,962		0.04%	—		0.00%

OTHER NAMED EXECUTIVE OFFICERS

Robert G. O'Brien (d)	545,532	(18)	0.30%	545,532		0.30%	—		0.00%

James A. Ratner (d)	1,706,600	(19)	0.95%	3,576,577	(19)(20)	1.97%	1,869,977	(20)	9.27%

ALL DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (19 in number)	9,154,842	(21)	5.02%	25,640,555	(21)(22)	12.89%	16,485,713	(22)	81.76%

(1)	Includes 6,041 shares of restricted stock and 8,817 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(2)	Includes 12,084 shares of restricted stock and 43,366 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(3)	Includes 5,681 shares of restricted stock and 71,570 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(4)	Includes 4,251 shares of restricted stock and 44,816 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(5)	Includes 7,171 shares of restricted stock.

(6)	Includes 6,621 shares of restricted stock and 8,294 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(7)
David J. LaRue has beneficial ownership of 46,316 shares of Class A Common Stock held in a trust for which he has sole power of voting and disposition and 10,200 shares held in custodial accounts. Includes 79,859 shares of restricted stock and 151,775 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(8)
Brian J. Ratner has beneficial ownership of 2,144,749 shares of Class A Common Stock held in trusts and foundations: 2,112,749 shares for which he is trustee and has shared power of voting and disposition and 32,000 shares for which he has sole power of voting and disposition. Includes 25,224 shares of restricted stock and 65,454 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(9)
Brian J. Ratner has beneficial ownership of 408,172 shares of Class B Common Stock held in trusts: 372,934 shares for which he is trustee and has shared power of voting and disposition and 35,238 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 110,712 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Mr. Ratner's beneficial ownership of the remaining 12,907,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 1,153,126 shares of Class B Common Stock held in trusts for which he is trustee, which shares are held in the Max Ratner Family Branch of RMSLP. See discussion of RMSLP on page 6.

(10)
On January 31, 2014, Bruce C. Ratner and certain individuals and entities affiliated with Bruce C. Ratner held 3,646,755 Class A Common Units (“Units”) in Forest City Master Associates III, LLC that were obtained in a transaction designed to increase Forest City's ownership interest in 30 properties and service companies that were owned jointly by us and Bruce C. Ratner. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for a more detailed description of the transaction. The Units may be exchanged for an equal number of shares of our Class A Common Stock or, at our option, for cash equal to the then-current market price of our Class A Common Stock. Bruce C. Ratner claims beneficial ownership in 1,410,612 Units: 982,452 Units held by him and 428,160 Units held in a trust for which he is trustee. Bruce C. Ratner disclaims beneficial ownership in 2,017,518 Units held in trusts in which he is not trustee and 218,625 Units held directly by others. Bruce C. Ratner claims beneficial ownership of 15,000 shares of Class A Common Stock held in a custodial account.

(11)
Charles A. Ratner has beneficial ownership of 496,794 shares of Class A Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 148,445 shares held in trusts for which he is trust adviser and has shared power of voting and disposition. Includes 6,750 shares of restricted stock and 190,750 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(12)
Charles A. Ratner has beneficial ownership of 1,217,296 shares of Class B Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 626,961 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Mr. Ratner's beneficial ownership of the remaining 12,907,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 314,478 shares of Class B Common Stock held in trusts for which he is trustee, which shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on page 6.

(13)
Deborah Ratner Salzberg has beneficial ownership of 2,052,366 shares of Class A Common Stock held in trusts and foundations: 1,434,546 shares for which she is trustee and has shared power of voting and disposition and 617,820 shares for which she has sole power of voting and disposition. Ms. Ratner Salzberg has beneficial ownership of 7,352 shares held in trusts for which she is trust advisor and has shared power of voting and disposition. Includes 21,672 shares of restricted stock and 65,686 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(14)
Deborah Ratner Salzberg has beneficial ownership of 683,062 shares of Class B Common Stock held in trusts: 245,468 shares for which she is trustee and has shared power of voting and disposition and 437,594 shares for which she has sole power of voting and disposition. Ms. Ratner Salzberg has beneficial ownership of 110,712 shares held in trusts for which she is trust advisor and has shared power of voting and disposition. Ms. Ratner Salzberg's beneficial ownership of the remaining 12,907,093 shares of Class B Common Stock reflects her status as a general partner of RMSLP. Does not reflect the following shares of which Ms. Ratner Salzberg disclaims beneficial ownership: 1,665,981 shares of Class B Common Stock held in trusts for which she is trustee, of which 1,525,575 shares are held in the Max Ratner Family Branch of RMSLP and 140,406 shares are held in the Ruth Miller Family Branch of RMSLP. See discussion of RMSLP on page 6.

(15)
Ronald A. Ratner has beneficial ownership of 1,811,471 shares of Class A Common Stock held in trusts: 1,088,986 shares for which he is trustee and has shared power of voting and disposition and 722,485 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 28,408 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 6,076 shares of restricted stock and 139,460 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(16)
Ronald A. Ratner has beneficial ownership of 827,150 shares of Class B Common Stock held in trusts for which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 628,904 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Mr. Ratner's beneficial ownership of the remaining 12,907,093 shares of Class B Common Stock reflects his status as a general partner of RMSLP. See discussion of RMSLP on page 6.

(17)	Includes 12,084 shares of restricted stock and 43,366 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(18)
Robert G. O'Brien has beneficial ownership of 134,134 shares of Class A Common Stock held in trusts: 100,721 shares for which he is trustee and has sole power of voting and disposition and 33,413 shares for which he is trust advisor and has shared power of voting and disposition. Includes 185,791 shares of restricted stock and 146,753 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(19)
James A. Ratner has beneficial ownership of 1,514,206 shares of Class A Common Stock held in trusts: 1,512,322 shares for which he is trustee and has shared power of voting and disposition and 1,884 shares for which he has sole power of voting and disposition. Mr. Ratner has beneficial ownership of 46,858 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Includes 6,076 shares of restricted stock and 139,460 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter.

(20)
Mr. James A. Ratner has beneficial ownership of 1,313,144 shares of Class B Common Stock held in trusts which he is trustee and has shared power of voting and disposition. Mr. Ratner has beneficial ownership of 556,833 shares held in trusts for which he is trust advisor and has shared power of voting and disposition. Does not reflect the following shares of which Mr. Ratner disclaims beneficial ownership: 2,721,207 shares of Class B Common Stock held in trusts for which he is trustee and 558,921 shares held in trusts for which he is trust advisor, of which 2,441,774 shares are held in the Max Ratner Family Branch of RMSLP and 838,354 shares are held in the Albert Ratner Family Branch of RMSLP. See discussion of RMSLP on page 6.

(21)
These shares of Class A Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category. Includes 462,765 shares of restricted stock, 1,297,928 shares that were issuable upon the exercise of stock options vested at January 31, 2014 or that will vest within 60 days thereafter, and 1,410,612 Class A Common Units (see note 10 above).

(22)
These shares of Class B Common Stock represent all the shares in which beneficial ownership is claimed by these persons. Included in this total are 12,907,093 shares of Class B Common Stock that are held by RMSLP. Shares for which beneficial ownership have been claimed by more than one person have been counted only once in this category.

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the person listed to Class A Common Stock. Shares of Class B Common Stock are convertible pursuant to their terms into shares of Class A Common Stock at any time on a one-for-one basis.

(c)	This column includes Class A stock options, if any, that were exercisable on January 31, 2014 or that will be exercisable within 60 days after such date.

(d)	Officer and/or director of various subsidiaries.

Voting Agreement: On November 8, 2006, we entered into a Voting Agreement with RMSLP, Powell Partners Limited, Joseph Shafran, and Bruce C. Ratner (the “Voting Agreement”). Pursuant to the terms of the Voting Agreement, the Board of Directors appointed Bruce C. Ratner as a Class B director. Additionally, RMSLP, Powell Partners Limited and Joseph Shafran have agreed to vote the shares owned by them for the election of Bruce C. Ratner to the Board of Directors at each meeting of our shareholders. If such shares are voted in accordance with the Voting Agreement, then such vote will be sufficient to elect Bruce C. Ratner as a Class B director. The Voting Agreement will terminate under any of the following three circumstances: (i) Bruce C. Ratner's death or his physical or mental incapacity that prevents him from performing all duties required of our directors; (ii) Bruce C. Ratner and his affiliates no longer hold at least 1.5 million Class A Common Units in Forest City Master Associates III, LLC (or stock issued upon exchange of the Class A Common Units) while he is employed by us or at least 2.5 million Class A Common Units (or stock issued upon exchange of the Class A Common Units) if he is no longer employed by us; or (iii) Bruce C. Ratner materially breaches his non-compete agreement with us or any written policy generally applicable to all members of our Board of Directors. See “Transactions With Bruce C. Ratner and His Affiliates” under the “Certain Relationships and Related Transactions” section of this proxy statement for further discussion about Forest City Master Associates III, LLC.

Director Compensation

Our director compensation policy is outlined in the following chart. The policy was amended by the Board of Directors effective September 26, 2013. Compensation is paid to nonemployee directors only. Directors who are also our employees receive no additional compensation for service as directors.

Director Compensation Policy	Amount (1)
Annual Board Retainer	$60,000
Annual Stock Award to Independent Directors (2)	$110,000
Annual Retainer to Independent Director Serving as “Lead Director”	$15,000
Annual Retainer to Committee Chairman for:
Audit Committee	$24,000
Compensation Committee	$16,000
Corporate Governance and Nominating Committee	$12,000
Annual Retainer to Committee Members (other than Chairman) for:
Audit Committee	$12,000
Compensation Committee	$8,000
Corporate Governance and Nominating Committee	$6,000
Other Fees for:	(fees per day)
Attending other formal meetings in their capacity as directors not held on the same day as a board meeting or board committee meeting, such as Executive Committee and strategic planning meetings.	$1,500
Attending special meetings or performing special services in their capacity as members of a board committee, in each case as determined and approved by the applicable committee.	$1,500
Director Stock Ownership Requirement:(3)

Independent directors have up to five years to accumulate ownership of our common stock in an amount of at least five times the annual board retainer, using a fixed number of shares approach to be reviewed at least once every three years and based upon the 90-day average price leading up to a December 31 measurement date. The shares may be acquired through direct acquisition, exercise of stock options, vesting of restricted stock, accumulation of phantom stock in their deferred compensation plan and 60% of unvested restricted stock.

(1)	We pay annual retainers in quarterly installments.

(2)
Independent directors may choose between stock options and/or restricted stock in 25% multiples. The default selection is a 50%‑50% mix if no choice is made. All grants have graded vesting over three years. Beginning in 2014, equity grants to independent directors will have one-year cliff vesting. The number of Class A Common Stock options granted is determined by dividing the amount of award allocated to stock options by the Black-Scholes fair value, and the number of shares of restricted Class A Common Stock is determined by dividing the amount of award allocated to restricted stock by the closing price of the Class A Common Stock on the date of grant. The computed number of options and restricted shares are rounded down to eliminate fractional shares.

(3)
As of December 31, 2013, the most recent measurement date, all of our independent directors, except Arthur F. Anton, Kenneth J. Bacon and Deborah L. Harmon, met the stock ownership requirement of 16,430 shares. Mr. Anton, Mr. Bacon and Ms. Harmon have each accumulated more than 39% toward their requirement and they have until December 31, 2018 to meet the requirement.

The Deferred Compensation Plan for Nonemployee Directors permits nonemployee members of the Board of Directors to defer 50% or 100% of their annual board retainer. Directors electing to participate select either a cash investment option or stock investment option for fees deferred during the year. Fees deferred to the stock investment option are deemed to be invested in phantom shares of our Class A Common Stock. Dividends earned on phantom shares are deemed to be reinvested in more shares. After the participant ceases to be our director, the phantom shares accumulated in the participant's account will be paid out in real shares of Class A Common Stock or cash, as elected by the participant. There were 12,382 phantom shares accumulated in participants' accounts as of December 31, 2013. Participants may make an annual election as of each December 31 to reallocate their account balances between the two investment options. The Plan does not limit the number of shares that can be issued under the stock investment option.

The Corporate Governance and Nominating Committee bi-annually reviews the policy of independent/nonemployee director compensation and annually reviews stock ownership requirements.

The information presented in the following table is for the 11 months ended December 31, 2013. All other directors not listed are our employees and receive no compensation in their capacity as director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

Arthur F. Anton	$75,000	$49,984	$49,993	$—	$—	$174,977
Kenneth J. Bacon	$67,000	$49,984	$49,993	$—	$—	$166,977
Scott S. Cowen	$90,750	$99,986	$—	$—	$—	$190,736
Michael P. Esposito, Jr.	$102,000	$99,986	$—	$1,688	$—	$203,674
Deborah L. Harmon	$62,000	$99,986	$—	$—	$—	$161,986
Stan Ross	$75,000	$49,984	$49,993	$—	$—	$174,977
Louis Stokes	$71,000	$99,986	$—	$2,260	$—	$173,246

(1)
Restricted stock grants are valued at their grant-date fair value based on the closing price of the Class A Common Stock on the date of grant computed in accordance with accounting guidance for share-based payments. During the 11 months ended December 31, 2013, we granted restricted stock having a grant-date fair value of $17.60 per share as follows: Mr. Anton, 2,840; Mr. Bacon, 2,840; Dr. Cowen, 5,681; Mr. Esposito, 5,681; Ms. Harmon, 5,681; Mr. Ross, 2,840; and Mr. Stokes 5,681. The aggregate number of unvested restricted stock outstanding as of December 31, 2013 was as follows: Mr. Anton, 6,041; Mr. Bacon, 7,171; Dr. Cowen, 12,084; Mr. Esposito, 5,681; Ms. Harmon, 6,621; Mr. Ross, 4,251; and Mr. Stokes, 12,084.

(2)
Stock option grants are valued at their grant-date fair value that is computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations in 2013 are described in Footnote R, “Stock-Based Compensation,” to our consolidated financial statements for the 11 months ended December 31, 2013, which are included in our Annual Report on Form 10-KT filed with the SEC. During the 11 months ended December 31, 2013, we granted stock options having a grant-date fair value of $10.9705 per share as follows: Mr. Anton, 4,557; Mr. Bacon, 4,557; and Mr. Ross, 4,557. The options have an exercise price of $17.60, which was the closing price of the underlying Class A Common Stock on the date of grant. The aggregate number of stock options outstanding as of December 31, 2013 was as follows: Mr. Anton, 18,470; Mr. Bacon, 4,557; Dr. Cowen, 43,366; Mr. Esposito, 81,762; Ms. Harmon, 16,998; Mr. Ross, 57,333; and Mr. Stokes, 43,366.

(3)
Amounts deferred under the Deferred Compensation Plan for Nonemployee Directors under the cash investment option earn interest at a rate equal to the average of the Moody's Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody's Rates”). The rate is updated every calendar quarter using the first published Moody's Rates of the new quarter. Interest rates ranged from 4.28% to 5.18% during the 11 months ended December 31, 2013. Interest is compounded quarterly. The amounts shown in this column represent the amount of above-market earnings on each director's nonqualified deferred compensation balances. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

Principal Security Holders

Unless otherwise indicated, the following table sets forth the security ownership as of January 31, 2014 of all other persons who beneficially own more than 5% of our Common Stock.

	Number of Shares of Common Stock Beneficially Owned
Name and Address	Class A Common Stock (a)	Percent of Class (a)	Class A Assuming Conversion of Class B by the Beneficial Owner (b)	Percent of Class (b)	Class B Common Stock	Percent of Class
BlackRock, Inc.	13,093,065 (1)	7.29%	13,093,065 (1)	7.29%	—	0.00%
40 East 52nd Street
New York, NY 10022
Wellington Management Company, LLP	12,496,967 (2)	6.95%	12,496,967 (2)	6.95%	—	0.00%
280 Congress Street
Boston, MA 02210
Cohen & Steers, Inc.	12,102,207 (3)	6.73%	12,102,207 (3)	6.73%	—	0.00%
280 Park Avenue, 10th Floor
New York, NY 10017
The Vanguard Group, Inc.	9,455,123 (4)	5.26%	9,455,123 (4)	5.26%	—	0.00%
100 Vanguard Boulevard
Malvern, PA 19355
Ratner, Miller & Shafran Family Interests	11,203,224 (5)	6.21%	29,201,187 (5)	14.72%	17,997,963 (5)	89.26%
(see page 6)
Terminal Tower
50 Public Square, Suite 1600
Cleveland, OH 44113

(1)
BlackRock, Inc. has sole voting power of 12,033,356 shares of Class A Common Stock and sole dispositive power of 13,093,065 shares of Class A Common Stock. The number of shares of Class A Common Stock represents shares beneficially owned at December 31, 2013 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

(2)
Wellington Management Company, LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared voting power of 11,872,348 shares of Class A Common Stock and shared dispositive power of 12,496,967 shares of Class A Common Stock. The number of shares of Class A Common Stock represents shares beneficially owned at December 31, 2013 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

(3)
Cohen & Steers, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and its affiliates Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A., have sole voting power of 9,425,320 shares of Class A Common Stock and sole dispositive power of 12,102,207 shares of Class A Common Stock. The number of shares of Class A Common Stock represents shares beneficially owned at December 31, 2013 as disclosed in Schedule 13G/A filed with the SEC by the principal security holder.

(4)
The Vanguard Group, Inc. has sole voting power of 287,388 shares of Class A Common Stock, sole dispositive power of 9,226,435 shares of Class, A Common Stock, shared voting power of 100,700 shares of Class A Common Stock and shared dispositive power of 228,688 shares of Class A Common Stock. The number of shares of Class A Common Stock represents shares beneficially owned at December 31, 2013 as disclosed in Schedule 13G filed with the SEC by the principal security holder.

(5)
The Ratner, Miller and Shafran families have an ownership interest in the Company as reflected in the principal security holders table. These securities are beneficially owned by members of these families either individually or through a series of trusts, foundations and custodianships. Of the shares of Class B Common Stock listed, RMSLP owns 12,907,093 shares, which represent 64.01% of the Class B Common Stock outstanding at January 31, 2014.

Certain members of the Ratner family are currently directors and have been nominated for election to serve on our Board of Directors. (See information regarding current directors and director nominees previously disclosed for further information regarding the beneficial ownership of Common Stock by these individuals). Samuel H. Miller, Abraham Miller and Joan K. Shafran are each general partners of RMSLP, but are not directors, director nominees or Named Executive Officers. Samuel H. Miller has beneficial ownership of 1,122,038 shares of Class A Common Stock, of which 1,110,020 are held in trusts and a foundation: 648,505 shares for which he has sole power of voting and disposition and 461,515 shares for which he is a trustee with shared power of voting and disposition. Samuel H. Miller has beneficial ownership of 278,718 shares of Class B Common Stock held in trusts in which he is trustee and has sole power of voting and disposition. Abraham Miller has beneficial ownership of 275,423 shares of Class A Common Stock held in trusts: 37,154 shares for which he is a trustee with shared power of voting and disposition and 238,269 shares for which he has sole power of voting and disposition. Joan K. Shafran has beneficial ownership of 144,912 shares of Class A Common Stock held in trusts, foundations and partnerships: 135,268 shares for which she has sole power of voting and disposition and 9,644 shares for which she has shared power of voting and disposition. Joan K. Shafran has beneficial ownership of 538,657 shares of Class B Common Stock held in partnerships in which she has shared power of voting and disposition. As general partners of RMSLP, Samuel H. Miller, Abraham Miller and Joan K. Shafran each have beneficial ownership of the 12,907,093 shares of Class B Common Stock owned by RMSLP. See discussion of RMSLP under “Election of Directors” on page 6 for additional details.

(a)	Does not reflect potential conversion of Class B Common Stock to Class A Common Stock.

(b)
Reflects potential conversion of all Class B Common Stock held by the principal security holder listed to Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock at anytime on a one-for-one basis.

Corporate Governance

We are managed by our senior management under the direction of the Board. The Board operates within a comprehensive plan of corporate governance and has adopted, and periodically reviews, policies and procedures to guide it in the discharge of its oversight responsibilities. Those policies and procedures are summarized in this section. Copies of the Corporate Governance Guidelines adopted by our Board, its committee charters, the Forest City Enterprises, Inc. Amended and Restated Code of Legal and Ethical Conduct (“Code of Legal and Ethical Conduct”) and other relevant information are set forth or explained in greater detail on our website at www.forestcity.net. References to our website are for your convenience; however, the information contained on our website is not incorporated into this proxy statement or any other report we file with the Securities and Exchange Commission (the “SEC”).
The Board also routinely compares our corporate governance policies and practices to those suggested by various groups or authorities active in corporate governance, as well as the requirements of the SEC, including the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the listing standards of the New York Stock Exchange (“NYSE”). These reviews specifically focus on the following areas of corporate governance:

•	our Corporate Governance Guidelines in general;

•	our current Board composition, size and compensation;

•	our Board and Board committee operation and charters;

•	certain procedures relating to our Code of Legal and Ethical Conduct;

•	our director nomination process;

•	our shareholder communications process; and

•	director continuing education.

We will continue to adopt further changes in the future that the Board believes are consistent with best practices in corporate governance.

Corporate Governance Guidelines

The Board believes in establishing a corporate culture of accountability, integrity, responsibility, legal compliance, ethical behavior and transparency through the careful selection and evaluation of senior management and members of the Board and by carrying out the responsibilities of the Board with honesty and integrity. Our Corporate Governance and Nominating Committee performed its annual review of our Corporate Governance Guidelines and did not recommend any substantive changes. Our Corporate Governance Guidelines, among other things, provide for Audit, Compensation, and Corporate Governance and Nominating Committees; all members of the Audit Committee to be independent directors as determined in accordance with applicable standards, rules, laws and regulations, including but not limited to, standards and rules promulgated by the NYSE; regular sessions of independent directors; an annual self-assessment process for the Board and its committees; succession planning; new director orientation; and continuing director education. These guidelines, as amended, largely document practices and principles already in place at the Board level and are available on our website at www.forestcity.net.
Board Leadership Structure

The Board has chosen to separate the positions of chairman of the Board, who currently serves in an executive capacity, and chief executive officer. We believe this structure is optimal for us because it provides a checks and balances process between the chairman and the chief executive officer. This separation provides strong leadership for the Board and the Company through the chairman, while also positioning our chief executive officer as our leader in the eyes of our employees and other stakeholders. The Board has no formal policy that requires the separation or combination of the chairman and chief executive officer roles. Because our chairman serves in an executive officer capacity, the Company has chosen to have a independent lead director as well.
The chairman's role, among other responsibilities, is to provide overall leadership to the Board; ensure that the Board fulfills its advisory, oversight and corporate governance responsibilities; lead the Board in its oversight of the Company's long-term strategic plan and initiatives, annual operating plans, and risks; in consultation with the chief executive officer, develop a schedule of Board and Board committee meetings, establish the agenda for Board meetings, and assess the need for special meetings of the Board; chair the meetings of the Board and the annual meeting of shareholders; interview Board candidates, along with the Corporate Governance and Nominating Committee and chief executive officer, and recommend Board candidates to the Corporate Governance and Nominating Committee; facilitate communications and serve as the principal liaison on Board-related issues between the chief executive officer and the lead director; assess and advise the chief executive officer as to the quality, quantity and timeliness of the flow of information from Company management to the Board; review with the Corporate Governance and Nominating Committee and the chief executive officer recommendations regarding Board committee structure, membership and chairperson selections; engage in communications with shareholders, the investment community and other external constituencies, as appropriate; act as a mentor to the chief executive officer; chair the search committee for chief executive officer succession planning, as appropriate; and perform other powers and duties as may be prescribed by the Board.
The chief executive officer's role, among other responsibilities, is to provide day-to-day leadership for the Company; establish, direct and lead the vision, mission, core values and long-term strategic plan and initiatives of the Company; establish and direct annual and long-term business and financial plans and objectives for the Company and its business units; direct and lead programs and initiatives regarding talent and leadership development, and senior management succession planning; direct and lead the development of programs and initiatives that promote organizational development and growth; direct and lead the efforts to ensure the integrity of the Company's financial statements and reporting, compliance with applicable laws and ethical business conduct; identification, assessment and management of the Company's exposure to enterprise risks, compliance with health and safety standards and minimization of the Company's environmental impact; generally serve as the Company's chief spokesperson; facilitate Board governance and administration; regularly meet with the lead director and individual Board members from time to time; and perform other powers and duties as may be prescribed by the Chairman or the Board.
Our independent directors meet in an executive session following each regularly scheduled Board meeting. In accordance with our Corporate Governance Guidelines, Dr. Scott S. Cowen, as an independent, non-management director, is the lead director over all of those sessions. The role of the independent lead director and the executive sessions is to provide balance between the different perspectives of the independent directors and the management directors and maintain proper independent oversight of management. In addition, the lead director's role, among other responsibilities, is to chair meetings of the Board at which the chairman is not present; as appropriate, engage in communications with shareholders, the investment community and other external constituencies; keep the Board focused on strategic decisions and matters of significance for the long-term success of the Company; facilitate communications and serve as the principal liaison on Board-related issues between the chief executive officer, the chairman and the independent directors; authorize the retention of independent legal advisors, consultants and other advisors that report to the Board on Board-related issues; and perform other powers and duties as may be prescribed by the independent directors from time to time.
While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with the separation of duties and responsibilities between the chairman, the chief executive officer, and the lead director, is the optimal structure for us at this time.
The Board's Role in Risk Oversight
Our Board plays an important role in our risk oversight. While management is responsible for the day-to-day management of the risks we face, our Board and its committees oversee risks through their direct decision-making authority with respect to significant matters and the oversight of management.
Risk oversight is administered by our Board (or a Committee thereof) through:

•
The review and discussion of regular periodic reports to the Board and its Committees on topics relating to the risks we face, including, among others, national and international market and industry conditions, cash projections, internal financial measures, occupancy rates, the status of current and anticipated development projects, compliance with debt covenants, management of debt maturities, the ability to refinance, tax matters, access to debt and equity capital markets, changes in interest rates, competition, regulatory matters, existing and potential legal claims against us and various other matters of risk relating to our business;

•
The required approval by the Board (or a Committee thereof) of significant transactions and decisions, including, among others, executive compensation plans, equity and capital transactions, strategic planning, budget and the appointment of, succession planning for and retention of senior management;

•
The direct oversight by the Board (or a Committee thereof) of specific areas of our business, enterprise risk management and strategic, industry, business and other significant risks facing the Company; and

•	Regular periodic reports from our internal and external auditors and other outside consultants regarding various areas of potential risk.

Our Board relies on management and our internal audit group to bring significant matters impacting us to the Board's attention. Management is responsible for identifying the Company's significant strategic business risks and other risks, developing risk management strategies and policies to mitigate such risks, and integrating risk management into the Company's decision-making process. To that end, the Company has implemented an enterprise risk management program where management identifies, monitors and controls such risks and exposures. This risk management structure helps ensure that necessary information regarding significant risks and exposures is transmitted across the Company's leadership, including the appropriate Board Committees and the Board of Directors.
Our Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Corporate Governance and Nominating Committees. The Audit Committee is the lead committee for the Board's risk oversight functions through its oversight of the enterprise risk management system and its review of our: financial statements and preparation thereof, including internal controls over financial reporting; fraud risks identified by management and internal and external auditors; management of financial risk; risk assessments; enterprise risk management program; and compliance with our internal policies, such as policies related to data privacy, information technology, conflict of interest, Regulation FD, anti-corruption, insider trading and social media. In addition, the Audit Committee oversees our Code of Legal and Ethical Conduct, including an annual update on the content, implementation, operation and effectiveness of our ethics program and the administration of our whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives and is responsible for assessing whether our compensation programs and policies encourage inappropriate risk taking. The Corporate Governance and Nominating Committee is responsible for advising the Board on matters of organizational and governance structure for effective oversight. See “Meetings and Committees of the Board of Directors” for further discussion of the roles and responsibilities of each of the Committees.
Because all of these Committees are comprised of independent directors, our independent directors have a significant role in the Board's risk oversight function. As part of the oversight process, each Committee regularly receives reports from members of senior management on areas of material risk to us that are under the purview of that Committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each Committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular Committee reports. This enables the Board and its Committees to assume joint accountability and to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Because of the Board's role in our risk oversight program, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board recognizes that there are different leadership structures that could allow the Board to effectively oversee the management of the risks relating to our operations, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board Leadership Structure” above for a discussion of why the Board has determined that its current leadership structure is appropriate.
Independence Determinations

We are considered a “controlled company” under the NYSE corporate governance rules because, as of January 31, 2014, the Family Interests controlled 89.3% of Class B votes, which has the power to elect a majority of our Board of Directors. See the section of this proxy statement entitled “Election of Directors” for a description of the Family Interests. As a matter of good corporate governance, effective December 3, 2012, the Board of Directors became composed of a majority of independent directors despite not being required to do so under the NYSE rules due to our “controlled company” status. Furthermore, the Board has determined that all members of our Compensation Committee, Corporate Governance and Nominating Committee and Audit Committee are independent after considering all applicable standards for independence established by the NYSE for membership on such Committees.

The Board unanimously determined that Messrs. Anton, Bacon, Cowen, Esposito, Ross and Stokes and Ms. Harmon are neither affiliated persons of ours, nor do they have any material relationship with us (other than their role as our director) and, therefore, qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the NYSE.

In making these independence determinations, the Board considered all of the factors that automatically compromise director independence as specified in the respective independence standards of the SEC and the NYSE, including but not limited to charitable contributions to any charitable organization in which such director serves as a trustee or director, and determined that none of those conditions existed. In addition, the Board considered whether any direct or indirect material relationship, beyond those factors that automatically compromise director independence, existed between either us and/or our management and/or any of their respective affiliates or family members or otherwise between each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated. For those directors for whom the Board determined there was a relationship, with respect to each of the most recent three completed fiscal years, the Board evaluated the following:

•
Matching charitable contributions to various non-profit organizations with which Messrs. Anton, Bacon, Cowen, Esposito, Ross, Stokes or Ms. Harmon are affiliated and determined that the amount of the contribution to any such organization in each of the past three fiscal years was below the limits set forth in our independence standards;

•	Ms. Harmon's involvement with the Company's mortgage loan at Two MetroTech Center, one of the Company's office buildings; and

•	Contributions of less than $65,000 in the aggregate to charitable organizations honoring Messrs. Anton, Ross and Stokes.

The Board determined, for those directors identified as independent above, that any relationship that existed was not material and did not compromise that director's independence from management. Accordingly, all of these directors are independent under SEC and NYSE requirements, as well as our own Corporate Governance Guidelines.

Communications with the Board

Our Lead Director receives and responds to communications from shareholders and he, along with our other independent Board members, have met and may continue to meet with our shareholders from time to time.

We have established procedures to permit confidential and anonymous (if desired) submissions to the Lead Director regarding concerns about our conduct. Interested parties may make their concerns about us known to the independent or non-management directors by directly mailing Dr. Scott S. Cowen, the Lead Director, a statement of concerns marked “Confidential” and addressed as follows:

Dr. Scott S. Cowen, Lead Director
c/o General Counsel
“Confidential”
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

Code of Legal and Ethical Conduct

We require that all directors, officers and employees adhere to our Code of Legal and Ethical Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Legal and Ethical Conduct requires, among other things, that our employees avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity.
We require management personnel and newly hired employees to acknowledge receipt and compliance with the Code of Legal and Ethical Conduct and annually distribute the Code of Legal and Ethical Conduct to all employees to request their review and written acknowledgment of compliance. In addition, those with supervisory duties are also required to acknowledge their responsibility for both informing and monitoring compliance with the Code of Legal and Ethical Conduct on the part of employees under their supervision.
The Board adopted a Senior Financial Officers Code of Ethical Conduct as an addendum to the Code of Legal and Ethical Conduct. The Senior Financial Officers Code of Ethical Conduct formalizes the general standards of honesty, integrity and judgment that we expect of all senior financial officers. We require all senior financial officers to annually acknowledge receipt of and compliance with the Senior Financial Officers Code of Ethical Conduct.
In addition, the Board adopted a Vendor Code of Conduct. The Vendor Code of Conduct formalizes the Company's expectations of its vendors and sets forth legal and ethical guidelines applicable to such vendors.

We have implemented an anonymous hotline monitored by an external, third-party firm. Our Audit Committee has adopted a policy statement entitled “Employee Complaint Procedures for Accounting and Auditing Matters” establishing procedures to investigate complaints.
Copies of the Code of Legal and Ethical Conduct and the Vendor Code of Conduct are available on the Company's website at www.forestcity.net.

Sustainability

In support of our sustainability core value, during the 2013 fiscal year, we built upon our well-established environmental sustainability efforts by enhancing our focus on social and governance areas. We demonstrated increased transparency and accountability for these corporate social responsibility (“CSR”) efforts by publishing our first CSR report following the Global Reporting Initiative (“GRI”) guidelines, triggering an increase to our MSCI Intangible Value Assessment rating from BB to A . GRI verified that our CSR report met Application Level B standards. To view our CSR report, visit http://csr.forestcity.net.

Meetings and Committees of the Board of Directors

The Board

The authorized size of the Board of Directors is currently set at thirteen (13) members. Since December 2012, a majority of the members of our Board are independent, consisting of seven independent members and six non-independent members. Of the six non-independent members, five directors are members of the Ratner families and all six are members of management. Biographical information and information about the Board Committees on which our director nominees serve are set forth in the “Election of Directors” section of this proxy statement and in this section, under “Committees of the Board.”
During the 11 months ended December 31, 2013, our Board of Directors held four regular meetings and four special meetings. All directors attended at least 75% of the aggregate of the meetings of the Board and those Committees on which and during which time each director served. We have a policy that requires members of the Board to attend the annual meeting of shareholders when the annual meeting of shareholders coincides with a Board meeting. The exception to this attendance requirement is when the two meetings are not consecutively scheduled. Twelve out of thirteen directors who were members of the Board at the time of the 2013 annual meeting of shareholders attended the 2013 annual meeting of shareholders.
The independent members of the Board meet in an executive session following each regularly scheduled Board meeting. Dr. Scott S. Cowen, as the appointed Lead Director in accordance with our Corporate Governance Guidelines, presides over all of these sessions.
Committees of the Board

The Board's policy is to conduct its specific oversight tasks through committees, with the objective of freeing the Board as a whole to focus on strategic business and significant risk oversight and matters that by law or good business practice require the attention of the full Board. Our Board has established three standing committees, functioning in the following areas:

•	audit and financial reporting;

•	management compensation, review of succession plan and progress, and review of diversity plan and progress; and

•	nominations, corporate governance, procedures for succession planning and review of diversity plan and progress.

The following table indicates the members of each Board Committee during the 11 months ended December 31, 2013:

Name	Audit	Compensation	Corporate Governance and Nominating
Arthur F. Anton	Member	Member
Kenneth J. Bacon (1)	Member		Member
Scott S. Cowen		Chair	Member
Michael P. Esposito, Jr. (2)	Chair	Member	*
Deborah L. Harmon (3)		*	Member
Stan Ross	Member	Member
Louis Stokes (4)		*	Chair

(1)	Mr. Bacon was appointed to the Audit and Corporate Governance and Nominating Committee on June 13, 2013.

(2)	Mr. Esposito served on the Corporate Governance and Nominating Committee through June 13, 2013.

(3)	Ms. Harmon served on the Compensation Committee through June 13, 2013 and was appointed to the Corporate Governance and Nominating Committee on June 13, 2013.

(4)	Mr. Stokes served on the Compensation Committee through June 13, 2013.

*	Former Committee Member.
Each of our standing Committees operates under a written charter that is reviewed and recommended by the Corporate Governance and Nominating Committee and approved by the Board. The Committee Charters for each of our standing Committees can be viewed on our website at www.forestcity.net. Each Board Committee is authorized to retain outside advisors.
Audit Committee: Our Audit Committee is presently composed of four nonemployee, independent directors. The Board has determined that each member of the Audit Committee qualifies as an audit committee “financial expert” in accordance with the requirements of Section 407 of the Sarbanes-Oxley Act of 2002 and the SEC rules implementing that section. The Audit Committee's purpose is to assist the Board in fulfilling its oversight responsibilities with respect to the following matters:

•	integrity of our financial statements, including our system of internal controls, accounting controls and disclosure controls;

•	our compliance with legal, ethical and regulatory requirements including, but not limited to, the requirements of the Sarbanes-Oxley Act of 2002;

•	independent registered public accounting firm's qualifications and independence;

•	performance of the independent registered public accounting firm and our internal audit function;

•
review and approval of our hedging strategy and the use of swaps and other derivative instruments, and review and approval, at least annually, of our decisions to enter into swaps, including those subject to the “end-user exception” under the Commodity Exchange Act;

•	production of the Audit Committee's report, made pursuant to the Securities Exchange Act of 1934, to be included in the proxy statement relating to our annual meeting of shareholders; and

•	oversight of enterprise risk management.

The Audit Committee meets with the independent registered public accounting firm on a quarterly basis and periodically as deemed necessary. In addition, the Audit Committee has implemented a policy for “Employee Complaint Procedures for Accounting and Auditing Matters,” which establishes procedures for the receipt, retention, treatment and internal investigation of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Our shareholders will have the opportunity to ratify the appointment of our independent registered public accounting firm at the Annual Meeting (see “Ratification of Independent Registered Public Accounting Firm” in this proxy statement). Although this ratification is not required by law, the Board believes that shareholders should have an opportunity to express their views on the subject.

The Audit Committee met 10 times during the 11 months ended December 31, 2013.

A copy of the Audit Committee Report is included elsewhere in this proxy statement. The Audit Committee Charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee: Our Compensation Committee is presently composed of four nonemployee, independent directors. The Compensation Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to the following matters:

•
establishment, review and administration of the compensation of our senior management and our executive officers, including our Chairman of the Board in light of the executive compensation goals and objectives;

•	goals, objectives and policies of our executive compensation plans, including a review of such matters at least annually;

•
succession planning activities, including the review and evaluation, at least annually, of the succession plan for the Company and our senior executives and the Company's progress related to its succession planning;

•	diversity planning activities, including the reviewing, at least annually, of the diversity plan and progress for the Company;

•	equity and other incentive plan administration and approval of all awards under such plans for our executive officers;

•	employment agreements and severance payments made to any Named Executive Officer ("NEO");

•	risks associated with our compensation programs and monitoring of such risks;

•	review and consideration of the advisory shareholder votes on executive compensation;

•
compensation consultants or other advisors retained by the Compensation Committee and whether such arrangements raise any conflict of interest with the Company or otherwise impacts the consultant's independence;

•
the Compensation Discussion & Analysis prepared by our management, including the review and recommendation of the inclusion of such disclosure in the proxy statement relating to our annual meeting of shareholders;

•	review and guidance pertaining to our benefits strategy and/or plans;

•	internal controls on incentive payments;

•	oversight of the administrative responsibilities associated with benefit plans, which have been delegated to Company management; and

•	review and approval, on an annual basis, of the Company's salary increase budget.
The Compensation Committee also annually evaluates the performance of our chief executive officer based on objective and subjective criteria, including an assessment of business performance, accomplishment of long-term strategic objectives, and management development.

The Compensation Committee administers our executive compensation program. The current members of the Compensation Committee are Scott S. Cowen (Chairman), Arthur F. Anton, Michael P. Esposito, Jr., and Stan Ross. All members of the Compensation Committee are “outside directors” as defined under Internal Revenue Code Section 162(m) (“Section 162(m)”), “nonemployee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “independent directors” under the NYSE listing standards.

In reviewing and designing the various components of our executive compensation program, the Compensation Committee periodically draws upon the expertise of our Chairman of the Board, our CEO, our CFO and our Executive Vice President, Human Resources (“EVP-HR”) who typically attend the Compensation Committee meetings, as well as external independent consultants. Our CEO provides advice and counsel to the Compensation Committee regarding alignment of performance measures under our Executive Short-Term Incentive Plan (“STIP”) and our Long-Term Incentive Plan (“LTIP”) relative to our annual business and strategic plans, may discuss the performance of key executives, including NEOs, who report to him in the determination of their incentive awards as well as any merit increases or pay adjustments, offers guidance and recommendations on succession and management planning activities and discusses the impact of design of our incentive programs (including equity awards) on our ability to attract and retain key personnel. Our EVP-HR provides information pertaining to our compensation programs and in connection with succession planning reviews. Our CFO, who attended Compensation Committee meetings during fiscal year

2013 as requested, periodically provides an accounting and analysis of the financial results of performance measures under the STIP and the LTIP. Our General Counsel also attended meetings during the year as requested by the Compensation Committee. The Compensation Committee meets in executive session when discussing and approving the compensation of the CEO and the Chairman.

The Compensation Committee has the authority to retain, oversee, terminate, and approve fees for any compensation consultant used to assist in the evaluation of compensation for executive officers and other members of senior management. It may also obtain advice and assistance from internal or external legal, accounting, or other advisors.

The Compensation Committee has retained Pearl Meyer & Partners (“Pearl Meyer”) as its independent consultant, to provide guidance on various aspects of our executive compensation program. Pearl Meyer reports directly to the Compensation Committee, only provides compensation consulting services to the Company, and regularly participates in committee meetings. In early 2014, the Compensation Committee considered and assessed all relevant factors, including but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Pearl Meyer's work. Based on this review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

The Compensation Committee met six times during the 11 months ended December 31, 2013.

A copy of the Compensation Committee Report is included in this proxy statement following the “Compensation Discussion & Analysis” section. The Compensation Committee Charter, as amended, is available on our website at www.forestcity.net.

Corporate Governance and Nominating Committee: Our Corporate Governance and Nominating Committee is composed of four nonemployee, independent directors. The Corporate Governance and Nominating Committee's purpose is to assist the Board in carrying out its oversight responsibilities relating to corporate governance matters, including the composition of the Board. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

•	identification of individuals qualified to become Board members and the director nominees for the next annual meeting of shareholders;

•	director nominees for each Committee;

•	our organizational and governance structure, including developing and recommending to the Board the Corporate Governance Guidelines applicable to us;

•	our Code of Legal and Ethical Conduct;

•
succession planning activities, including the review and evaluation, at least annually, of the succession plan for the Company and our senior executives and the Company's progress related to its succession planning;

•	diversity planning activities, including the reviewing, at least annually, of the diversity plan and progress for the Company;

•	evaluation of the Board and its Committees;

•	nonemployee Board member compensation and stock ownership requirements;

•	determination, on an annual basis, of which members of senior management qualify as officers subject to Section 16 of the Securities Exchange Act of 1934;

•	charitable contributions to non-profit organizations affiliated with nonemployee directors;

•	continuing education for directors;

•	related party transactions;

•	Audit Committee “financial expert” analysis and identification and the “financial literacy” of the Audit Committee members; and

•	independence of our Audit Committee and Compensation Committee members.

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. The Corporate Governance and Nominating Committee may consider candidates recommended by shareholders, as well as from other sources, such as current directors or officers, professional search firms or other appropriate sources. The Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors, and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the Board of Directors.

Third-party consultants are retained from time to time by the Corporate Governance and Nominating Committee to identify potential candidates. If retained, third-party consultants would be used primarily to identify potential candidates, conduct customary background and reference checks and recommend potential candidates to the Committee in accordance with criteria furnished by the Committee. On occasion, at the request of the Chairman of the Committee, third-party consultants may also conduct preliminary screening and interviews to assess candidate suitability in accordance with criteria furnished by the Committee.

Our Corporate Governance Guidelines contain Board membership criteria that apply to the Corporate Governance and Nominating Committee's recommended nominees for a position on our Board of Directors. Under these criteria, members of the Board shall demonstrate the qualities of integrity and high ethical standards, have the ability to communicate clearly and persuasively, express opinions, raise questions and make informed, independent judgments. A director shall possess knowledge, experience and skills in a minimum of one specialty area, such as: knowledge of the real estate industry (development, management, operations, marketing, competition, etc.); accounting and finance; corporate management; strategic planning; and international, legal or governmental expertise. The Committee considers other qualifications in recommending nominees for a position on the Board of Directors, including diversity in gender, ethnic background, geographic origin or personal and professional experience. The Company maintains a core value of diversity and inclusion and the Committee embraces this core value as one of the primary considerations in seeking director nominees. The willingness and ability to work with other members of our Board of Directors in an open and constructive manner and the ability to devote sufficient time to prepare for and attend Board meetings are required. Service on other boards of public companies should be limited to no more than four, subject to the Board of Directors' review.

The Committee has adopted a matrix approach that tracks each director's and director nominee's qualities and qualifications in a tabular format to assist the Committee in maintaining a well-rounded, diverse and effective Board of Directors. In addition, the matrix approach helps the Committee identify any qualities, qualifications and experience for potential director nominees that would help improve the composition of and add value to the Board of Directors.

Under our Code of Regulations, as amended, a shareholder must follow certain procedures to nominate an individual for election to our Board of Directors. To submit a recommendation for a director candidate to be considered for nomination, a shareholder must submit the requisite information listed below in writing and addressed as follows:

Louis Stokes, Chairman, Corporate Governance and Nominating Committee
c/o General Counsel
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

The written recommendation of a director candidate to be considered for nomination must include the following information:

•	the name, age, business address and residence of the person recommended as a director candidate;

•	the principal occupation or employment of the person;

•
any information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	the name and record address of the nominating shareholder;

•	the number of shares and class of common stock beneficially owned, for at least one year, by the nominating shareholder; and

•	a statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

A holder of Class A Common Stock may only nominate a director to serve as a Class A director. Similarly, a holder of Class B Common Stock may only nominate a director to serve as a Class B director.

In order for a director candidate to be considered for nomination at our 2015 annual meeting of shareholders, the recommendation must be received by the Corporate Governance and Nominating Committee no later than the close of business on January 16, 2015.

The Corporate Governance and Nominating Committee met seven times during the 11 months ended December 31, 2013.

The Corporate Governance and Nominating Committee Charter, as amended, is available on our website at www.forestcity.net.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors consists entirely of nonemployee, independent directors. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries, and no director had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.

Compensation Discussion & Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program and 2013 fiscal year pay determinations for our NEOs as identified below:

Name	Title
David J. LaRue	President and Chief Executive Officer
Robert G. O’Brien	Executive Vice President and Chief Financial Officer
James A. Ratner	Executive Vice President and CEO of our Commercial Business Unit
Ronald A. Ratner	Executive Vice President and CEO of our Residential Business Unit
Charles A. Ratner	Chairman of the Board of Directors

Our management is responsible for the preparation of this CD&A.

Executive Summary

Our real estate company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. Founded in 1920 and having been publicly-traded since 1960, we are headquartered in Cleveland, Ohio, with offices throughout the United States. As of December 31, 2013, we had approximately $9.0 billion in consolidated assets, 2,547 full-time and 275 part-time employees, annual revenues of $1.0 billion, and an equity market capitalization of $3.8 billion.

Our long-term success is attributable in large part to our highly talented and experienced employees as well as our core values which reinforce our Company's culture:

•	integrity and openness;

•	entrepreneurial spirit;

•	teamwork;

•	diversity and inclusion;

•	community involvement;

•	sustainability and stewardship; and

•	accountability.

Our executive compensation program is intended to support these values, drive long-term growth and shareholder value creation and reinforce our culture of accountability, integrity, responsibility, legal compliance, ethical behavior and transparency. The following discussion summarizes our executive compensation program's key objectives and primary components which are designed to meet the needs of our Company, our shareholders and our employees:

•	Focusing senior management on key business objectives as reflected in our annual business plan and strategic plan that support our ultimate objective of maximizing long-term shareholder value.

•	Attracting and retaining highly-talented employees to lead our continued growth and success and rewarding them for their contributions toward that success.

•	Providing competitive pay that is driven by performance to increase shareholder value.

•	Avoiding unnecessary or excessive risk taking.

To achieve these objectives, our executive compensation program includes the following primary components:

•	Competitive base salaries reflective of each executive’s responsibility level and individual performance over time.

•	Performance-based annual incentives tied to the attainment of specified business objectives at the corporate, business unit, regional and/or individual levels.

•	Long-term incentives linked to strategic goals and long-term shareholder value creation.

•	Competitive benefits that meet the needs of our employees and their families at a reasonable shared cost.

On March 29, 2012, our Board of Directors approved a change to our fiscal year-end to December 31 from January 31, effective December 31, 2013. As a result, we presented an 11-month period ended December 31, 2013 as our transition period (the “2013 Transition Period”) in our 2013 Annual Report on Form 10-KT. Due to the change in year-end, many of the differences in comparisons of our financial results are impacted by the one-month difference between the 2013 Transition Period and the full year ended January 31, 2013. The following table provides comparisons of some of the key financial metrics, as previously reported in our Form 10-KT, that we use in evaluating the Company's performance and which the Compensation Committee considers when making compensation decisions:

Key Metric	Eleven Months Ended December 31, 2013	Twelve Months Ended January 31, 2013	Percentage Change 2012 - 2013

Funds From Operations ("FFO")*	$22,261,000	$267,408,000	(91.68)%
Operating FFO*	$163,365,000	$223,632,000	(26.95)%
FFO per Share (on a fully-diluted basis)*	$0.11	$1.27	(91.34)%
Operating FFO per share (on a fully-diluted basis)*	$0.81	$1.12	(27.68)%
Comparable Net Operating Income (“Comparable NOI”) from Rental Properties - pro-rata consolidation**	$514,372,000	$515,187,000	(0.20)%
Stock Price - per share of Class A Common Stock	$19.10	$16.91	12.95%	***
*Percentage change for FFO and Operating FFO metrics are partially affected by the difference in length of the periods shown.
**Comparable NOI results are shown for the 11-month periods ending December 31, 2013 and December 31, 2012.
***Compared to the Class A Common Stock price as of December 31, 2012, the stock price as of December 31, 2013 increased by 18.3%.

FFO and Comparable NOI are financial measures not presented in accordance with Generally Accepted Accounting Principles (“GAAP”) that we believe provide our investors with additional information about our core businesses necessary to understand our operating results. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is net earnings excluding the following items:

•	Non-cash charges for real estate depreciation and amortization;

•	Gains and losses on sales of operating (rental) properties, divisions or other investments, net of tax;

•	Impairment of depreciable real estate, net of tax;

•	Extraordinary items, net of tax; and

•	Cumulative or retrospective effect of change in accounting principle (net of tax).

A reconciliation of net earnings (loss), the most comparable GAAP measure to FFO, is provided on page 46 of our 2013 Annual Report on Form 10-KT.

Operating FFO is an additional financial measure of our performance that we report. Operating FFO, as defined by NAREIT, is adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) The Nets pre-tax FFO; and xii) income taxes on FFO. A reconciliation of FFO to Operating FFO is provided on page 48 of our 2013 Annual Report on Form 10-KT.

Comparable NOI from Rental Properties is defined as net operating income ("NOI") from stabilized properties opened and operated in both of the periods compared. Management analyzes Comparable NOI using the pro-rata consolidation method because it provides operating data at our ownership share, and we publicly disclose and discuss our performance using this method of consolidation to complement our GAAP disclosures. NOI is defined as:

•	Revenues (excluding straight-line rent adjustments) less operating expenses (including depreciation and amortization for non-real estate groups);

•	Plus interest income;

•	Plus equity in earnings (loss) of unconsolidated entities (excluding gain (loss) on disposition,gain (loss) on land held for divestiture activity, and impairment of unconsolidated entities); and

•	Plus interest expense, gain (loss) on early extinguishment of debt, depreciation and amortization of unconsolidated entities.

Reconciliations of Comparable NOI to NOI, and net earnings (loss), the most comparable GAAP measure, to NOI are provided on pages 44-45 of our 2013 Annual Report on Form 10-KT and a reconciliation of Comparable NOI (full consolidation) to Comparable NOI (pro-rata consolidation) is provided in Annex A to this proxy statement.

Our 2013 results were materially affected by land impairments associated with properties in Las Vegas and at our Atlantic Yards project in New York. The effect of these impairments is reflected in the 2013 compensation paid to our NEOs, as discussed in the CD&A.

Major Actions Taken With Respect to Our Compensation Programs

For 2013, the Compensation Committee reviewed our executive compensation program to ensure its continued competitiveness and alignment with key program objectives and with emerging best practices in the area of governance. In this regard it relied in part on market data and advice provided by Pearl Meyer. Pearl Meyer has been working with the Compensation Committee as its independent advisor since 2011 and periodically reviews our executive compensation programs in support of our desire to maintain strong pay for performance linkage, alignment with shareholder interests and greater transparency. The resulting changes made to the program for performance periods beginning February 1, 2013 are summarized below. A further detailed discussion of these actions is provided throughout this CD&A:

•
Executive Stock Ownership Requirements Policy: The Committee approved several changes to the Executive Stock Ownership Requirements Policy (“Executive Ownership Policy”) during 2013, with approximately 20 additional senior executives now subject to the revised policy. Four of our NEOs, David J. LaRue, Robert G. O’Brien, James A. Ratner and Ronald A. Ratner, are required to hold a fixed number of shares of our common stock which will be recalibrated at least once every three years by the Compensation Committee. Our Board Chairman, Charles A. Ratner, who is also an NEO, is not subject to the Executive Ownership Policy but has a substantial ownership interest as a member of one of our Company’s founding families.

Named Executive Officer	Ownership Requirement (in shares)
David J. LaRue	200,000
Robert G. O’Brien	100,000
James A. Ratner	100,000
Ronald A. Ratner	100,000
Charles A. Ratner	Not Applicable

In addition, NEOs subject to the Executive Ownership Policy will be required to hold 50% of net after-tax shares received from equity grants if they have not yet met the ownership requirements during the compliance period and 100% of net after-tax shares if they have still not met the requirements by December 31, 2018. Further information regarding the amended Executive Ownership Policy is included in the “Additional Executive Compensation Policies” section of this CD&A.

•
Adoption of Securities Hedging and Pledging Policy: In June 2013, the Board of Directors approved a policy which prohibits hedging of our securities and also prohibits significant pledging. Directors and executive officers of the Company and its subsidiaries are prohibited from holding a margin account, or otherwise pledging as collateral, Company securities that were granted to them as equity compensation. In addition, Directors and executive officers of the Company and its subsidiaries are prohibited from pledging any securities of the Company that are held by them directly or indirectly, without the prior approval of our Audit Committee and may only do so under limited circumstances. Further information is included in the “Additional Executive Compensation Policies” section of this CD&A.

•
Base Pay Adjustments: As part of an ongoing review of executive pay levels, Pearl Meyer reviewed the compensation levels of certain of our senior executive officers, including our NEOs, and recommended changes based on benchmark information. As a result, the Compensation Committee approved salary increases of $50,000 for James A. Ratner and Ronald A. Ratner effective February 1, 2013. Prior to these adjustments, neither executive had seen an increase in his base salary since 2005. The base salaries for our other NEOs did not change during the 2013 fiscal year.

•
Short-Term Incentives: Our NEOs participating in the STIP, David J. LaRue, Robert G. O’Brien, James A. Ratner and Ronald A. Ratner, were provided with an incentive opportunity based on an FFO target. For 2013, the Compensation Committee approved the use of a measure that provides each eligible executive with a STIP award opportunity equal to 1.5% of the excess, if any, of FFO over $200 million for the performance period, but not to exceed $1.75 million per eligible executive. The Compensation Committee is permitted to consider qualitative and/or quantitative factors in its use of negative discretion in determining the award amounts, if any, to be earned by each executive eligible under the STIP.

For the 11 months ended December 31, 2013, our FFO did not meet the $200 million threshold for payment, resulting in no awards being earned under the program for eligible NEOs. Our results were materially affected by land impairments associated with certain projects as previously noted in this CD&A. Further information is contained in the “Short-Term Incentives” portion of the “Components of the Executive Compensation Program” section of this CD&A.

•
Long-Term Performance Cash Incentives (Cash LTIP): All of our NEOs, except for Charles A. Ratner, are eligible to receive annual long-term cash incentives (“Cash LTIP”) tied to multi-year performance periods that align with our strategic planning cycle.

Actual performance periods associated with the Cash LTIP award cycles, which began on February 1, 2012 and February 1, 2013, are based on a 47-month performance period. This time frame takes into account our year-end change, which became effective on December 31, 2013, and resulted in the 11-month 2013 Transition Period.

Further information regarding the approved targets for the 2013 - 2016 performance period is included under the "Cash LTIP Performance Cycles" section of this CD&A.

•
Equity Program: Except for Charles A. Ratner, all of our NEOs are also eligible to receive annual equity grants to reward long-term shareholder value creation and to further align our executive compensation program with shareholder interests. In 2013, all eligible NEOs received grants of stock options and performance shares. For performance shares granted in 2013, awards will vest based on the total shareholder return of our Class A Common Stock relative to companies in the NAREIT All Equity REIT Index (“NAREIT Index”) for the period from February 1, 2013 through December 31, 2016.

Consistent with our desire to set meaningful, yet challenging goals, and to award relative outperformance in terms of long-term shareholder value creation, the Compensation Committee approved a vesting schedule which requires 60th percentile performance in terms of our total shareholder return relative to all Equity REITs in the NAREIT Index in order to earn a target performance share award.

During the 11 months ended December 31, 2013, the Compensation Committee approved equity grants to LTIP participants under the Forest City Enterprises, Inc. 1994 Stock Plan, as amended and restated March 14, 2013 (as further amended to the date hereof, the “Stock Plan”), consistent with our value-based formula approach. The number of stock options, restricted shares and performance shares granted to NEOs, other senior executives and managers who participate in the LTIP, and our independent Directors, represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.65%. This run rate includes an assumed target level performance share grant for participating executives.

•
Benefits and Perquisites: The Company historically provided certain senior executives, including each of our NEOs, with an executive medical plan benefit (“Executive Health Plan”) at no cost. To help manage costs, the Compensation Committee chose to discontinue the Executive Health Plan beginning in 2014. In lieu of this plan, senior executives will be eligible to receive a taxable annual health care subsidy payment that will not be grossed-up, resulting in lower costs to our Company.

•
Risk Assessment: The Audit and Compensation Committees jointly reviewed the results of a risk analysis prepared by management during early 2014 and comments by Pearl Meyer pertaining to management’s assessment. Based on this review, the Committees concluded our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment is discussed in further detail under the “Plan Design as it Pertains to Risk” section of this CD&A.

We believe the compensation of our NEOs for fiscal year 2013 was consistent with our philosophy and overall performance.

Say on Pay Voting Results and Impacts

We held our annual advisory vote on the compensation of our NEOs (“Say on Pay Vote”) at our annual shareholder’s meeting on June 13, 2013. At that meeting, our shareholders passed a resolution approving the compensation of our NEOs, with approximately 98.7% of the shareholders entitled to vote and present in person or by proxy at the 2013 annual meeting, voting in favor of the resolution, including the negative effect of abstentions. Overall, the Compensation Committee believes that this strong shareholder support is evidence that our executive compensation program is appropriately structured and aligned with shareholder interests.

In addition, proposals regarding our STIP and LTIP each garnered over 99% support. Our proposal to amend the Stock Plan also received over 90% support. The additional shares authorized by the amendment to the Stock Plan will allow our Company to make continued use of performance-based equity grants such as performance shares tied to a relative total shareholder return metric. The use of such vehicles reinforces our pay for performance philosophy. As we stated in the 2013 proxy proposal, we believe approval of the Stock Plan allows for sufficient shares for three or four years’ worth of grants and the Compensation Committee will continue to ensure that the annual share usage associated with any future grants remains within acceptable industry parameters, as has been the case for each of the past several years.

The Compensation Committee remains mindful of the need to provide a competitive compensation program that is appropriately aligned with overall performance and our annual and strategic business plans. In addition, we continue to strive to align our programs more directly with the interests of our shareholders. This is evidenced by a number of changes which have been made to our executive compensation program and corporate governance practices over the past several years, such as the introduction of performance share grants tied to a relative total shareholder return metric, primary emphasis on “at risk” variable pay, revisions to the Executive Ownership Policy, and adoption of a Securities Hedging and Pledging Policy.

Executive Compensation Core Principles

To guide the development and use of specific compensation elements and in support of the key objectives outlined in the Executive Summary section of this CD&A, we use the following set of principles.

•
Pay for performance: Our executive compensation program emphasizes variable incentive pay tied to challenging performance goals, with no awards earned for results below designated threshold levels. Our NEOs, senior executives and managers can earn significant incentive awards when outstanding Company, business unit, regional and/or individual performance results are achieved and little or no awards when performance is below expected levels. Our decision to base vesting of performance shares on a performance metric relative to our peers is one example of how this translates into plan design.

•
A majority of pay for top executives should be contingent on performance and tied to multiple time periods: Any awards earned by our eligible NEOs under the STIP are tied to our annual business plan and generally structured to maximize the tax deductibility of any payments, with the Compensation Committee taking Company, business unit, regional and/or individual performance, along with market target award levels provided by Pearl Meyer, into account when determining any amounts earned. Similarly, the LTIP consists of performance components tied to long-term shareholder value creation. Awards under the cash-based portion of the LTIP will only be earned if, in the Compensation Committee's assessment, performance over a multi-year period of up to four years (generally consistent with our strategic planning cycle) warrants. Stock option awards under the LTIP will only have value if our stock price appreciates between the time of grant and the time of exercise. Similarly, any performance share awards will only be earned if our relative total shareholder return meets or exceeds certain targets. Pay levels will vary with our actual performance results.

The following chart illustrates the percentage of the target 2013 total direct compensation opportunity of each major pay component for our NEOs. Benefits are excluded from the chart below since no formal target levels typically exist for these programs. As illustrated, a majority of target total direct compensation, ranging from 75% to 82% for NEOs other than Charles A. Ratner, our Board Chairman, is “at risk”, or not guaranteed pay, since it is tied to performance. Consistent with competitive practice, a greater percentage of David J. LaRue's target total direct compensation opportunity is “at risk” and tied to long-term incentives, as compared with other NEOs, reflecting his role as President and CEO.

Variable “at risk” pay includes the STIP, Cash LTIP, stock options, and performance shares. Not reflected in the target amounts shown above is a special equity award granted to Robert G. O'Brien. The “Equity” section discussed later in this CD&A contains further information regarding this award.

As noted earlier in the CD&A, the target pay mix for our Board Chairman, Charles A. Ratner, differs from the other NEOs since he has chosen not to receive long-term incentives in light of his current role and due to his significant equity holdings. Charles A. Ratner’s total compensation opportunity was determined by the Compensation Committee in consultation with Pearl Meyer, after reviewing compensation data of other companies for similar positions. Charles A. Ratner receives a $500,000 annual base salary and is eligible for a discretionary bonus opportunity that can range from between 0% to 200% of his base salary as determined by the Compensation Committee. Charles A. Ratner is not eligible to participate in our STIP or Cash LTIP, nor is he eligible for annual equity grants.

•
Long-term incentives are emphasized to align executive and shareholder interests: As illustrated above, our executive compensation program generally places greater emphasis on long-term incentives as compared with short-term incentives, to focus senior management on long-term strategic goals and shareholder value creation. Long-term incentives represent approximately 64% of target total direct compensation for David J. LaRue and approximately 50% of target total direct compensation for other NEOs who receive grants. We currently use a combination of equity-based and cash-based long-term award vehicles to minimize potential shareholder dilution resulting from the sole use of equity plans.

•
Total compensation should be fair, competitive and communicated: We operate in a very competitive industry and must ensure that our executive compensation program allows us to attract and retain senior management talent for continued growth and success. Pay levels are periodically reviewed to determine if they are externally competitive and internally equitable. Annual notification of performance goals and corresponding award opportunities for the incentive compensation plans is provided to participants.

•
Our executive compensation program should not encourage the taking of excessive risks that could be detrimental to the interests of our shareholders: We believe that our use of short-term and long-term incentives, the award of different types of equity compensation and the use of different performance criteria do not encourage our NEOs and other senior executives to take unreasonable risks relating to our business. A formal risk assessment is reviewed annually by our Audit and Compensation Committees.

Target Executive Officer Pay Levels and Relevant Employment Market

We use targeted pay levels to reinforce core principles and key objectives under our executive compensation program: Our base salaries, short-term and long-term incentives are targeted competitively to attract and retain talented and experienced executives. Because of our emphasis on performance-based incentive compensation, actual total direct pay can be above or below targeted levels based on our actual versus planned performance results and level of stock price appreciation.

Relevant employment market for executive officers: The relevant employment market for executives is national and includes diversified real estate organizations, including publicly-traded and privately-held companies, with equity market capitalizations and/or total assets comparable to ours. We consider geographic pay differentials when establishing base salaries for our executive officers and other senior executives and managers, as applicable.

In assessing pay competitiveness for our executive officers, we review published compensation surveys for the real estate industry (reflecting data for both public and private companies), including the:

•	NAREIT Compensation Survey;

•	National Multi-Housing Council's National Apartment Survey;

•	CEL & Associates National Real Estate Compensation and Benefits Survey; and

•	Mercer's U.S. Benchmark Database.

We use survey data as a guide to benchmark the pay practices and levels for our executives relative to jobs with similar duties as described in the surveys. We review base salary, short-term and long-term incentive opportunities to determine if our pay practices remain in line with our overall executive pay strategy and key objectives. We also review proxy statement pay data for a designated group of publicly-traded industry peers as compiled by Pearl Meyer. We use all this information to compare base salary levels, review annual and long-term incentive opportunities and set compensation levels for our NEOs. The Compensation Committee uses this data to help determine whether our pay practices are competitive and our mix of pay components is appropriate in light of our strategic plans.

We periodically review the companies in our peer group for their similarity in sales, asset size and/or market capitalization. Given that we have diversified real estate holdings, we give significant consideration to ensure that the peer companies chosen represent a cross-section of the industry, including retail, office and residential development and management companies. The following peer group companies were included in our most recent review: Alexandria Real Estate Equities, Inc., Apartment Investment and Management Company, AvalonBay Communities, Inc., Boston Properties, Inc., Brookfield Office Properties, Inc.,

CBL & Associates Properties, Inc., DDR Corporation, Duke Realty Corporation, Equity Residential, Kimco Realty Corporation, Macerich Company, SL Green Realty Corp., UDR, Inc., and Vornado Realty Trust.

As of December 31, 2013, total assets for this peer group ranged between $6.5 billion and $28.0 billion, with our total assets being near the peer group median. The equity market capitalization for the peer group as of December 31, 2013 ranged from between $3.1 billion and $18.7 billion, with our market capitalization being below the 25th percentile. Our net revenues of $1.0 billion were below the peer group median net revenues of $1.2 billion.

Components of the Executive Compensation Program

The primary components of our total rewards strategy within our executive compensation program are shown below. A more detailed description for each component follows.

Compensation Component	Component Objective	Paid in	Performance Linkage
Base Salary - Direct Compensation	Provide base pay commensurate with level of responsibility, experience and individual performance	Cash	Partially linked (merit increases tied to individual performance)
Short-Term Incentives - Direct Compensation	Align pay with achievement of short-term performance goals in support of annual business plan and strategic goals	Cash	Strongly linked
Long-Term Incentives - Direct Compensation	Align pay with achievement of longer-term strategic goals and shareholder value creation, enhance retention of senior management, and facilitate stock ownership	Cash Equity Compensation Stock Options Performance Shares	Strongly linked
Benefits & Perquisites - Indirect Compensation	Provide for health, welfare and retirement needs	Health Care Life and Disability Retirement Plans Perquisites	Minimally or not linked

As noted in the descriptions of each component of our executive compensation program that follow, actual awards earned could differ from the target levels.

Base Salary: Base salary is reflective of each executive's level of responsibility, experience, individual performance and contributions to our overall success. It also impacts annual and long-term incentive award opportunities that are expressed as a percentage of base salary.

Base salaries are targeted competitively consistent with our overall compensation philosophy and may be adjusted for senior executives and management within certain high cost of living locations (such as New York and California) to reflect geographic pay differentials. Given their location, we do not apply a geographic pay differential to any of our current NEOs.

In determining base salary levels for our NEOs, other than the CEO, the Compensation Committee considers a number of factors including:

•	Pay practices of comparable real estate organizations;

•	CEO recommendations; and

•	An assessment of each executive's performance and their contributions toward our success.

The CEO's base salary is determined by examining pay practices at comparable real estate companies and based on the CEO's overall performance relative to objectives. 2013 fiscal year annualized base salaries for each NEO are shown below:

Named Executive Officer	2013 Fiscal Year Annualized Base Salary
David J. LaRue	$600,000
Robert G. O’Brien	$550,000
James A. Ratner	$500,000
Ronald A. Ratner	$500,000
Charles A. Ratner	$500,000

The annualized base salaries for all NEOs shown above were consistent with their employment agreements. James A. Ratner and Ronald A. Ratner each received a $50,000 increase in 2013 to bring their base salaries and target total annual cash compensation more in line with market median pay levels. The Compensation Committee approved these increases based on benchmark information provided by Pearl Meyer. Prior to this, neither executive had received a base salary increase since 2005.

Short-Term Incentives: With the exception of Charles A. Ratner, our NEOs and other eligible senior executives and managers participate in the STIP. The STIP's primary objective is to motivate senior executives and managers to achieve specified business objectives over the short-term that lead to long-term value creation. Actual awards earned, if any, can be considerably above or below target levels based on our actual performance.

Our CEO, in consultation with other members of the senior management team, recommends a threshold performance level that must be achieved for any payment to be earned under the STIP. For 2013, the maximum award under the STIP that could be earned by each eligible NEO was 1.5% of the excess, if any, of FFO over $200 million, up to $1.75 million. Assuming this level is attained, the Compensation Committee could then exercise negative discretion to reduce the final award earned for each eligible executive officer, including our NEOs.

FFO for the 11 months ended December 31, 2013 was approximately $22.26 million, resulting in no allowable STIP award to be earned for each participating executive, as summarized below. As previously noted, FFO results were adversely impacted by several significant non-cash land impairments.

Named Executive Officer	2013 STIP Award Earned	2013 STIP Award as a Percentage of Base Salary	Benchmark Target STIP Award	Maximum 2013 Award Based on Actual FFO
David J. LaRue	$0	0%	100%	$0
Robert G. O'Brien	$0	0%	100%	$0
James A. Ratner	$0	0%	100%	$0
Ronald A. Ratner	$0	0%	100%	$0

While Charles A. Ratner does not participate in the STIP or the LTIP, during the 11 months ended December 31, 2013, the Compensation Committee awarded Charles A. Ratner a discretionary bonus payment equal to 100% of his base salary. This amount was consistent with a target level bonus award as determined through a benchmarking study conducted by Pearl Meyer. In determining this $500,000 discretionary bonus award amount, the Committee considered the role Charles A. Ratner played in several key strategic initiatives including closing on a multi-family housing investment fund with the Arizona State Retirement System, his oversight of the selection process which led to a new member joining the Board of Directors in 2012, his guidance and direction in restructuring Board Committees in early 2013, and our Company’s financial performance at the time.

The Compensation Committee alone determines awards payable under the STIP to the President and CEO, as well as any discretionary bonus payments to our Board Chairman.

Long-Term Incentives: Our long-term incentives align pay with long-term strategic goals and shareholder value creation. They also enhance our retention of senior executives and managers, and facilitate stock ownership. Our long-term incentives consist primarily of two components which promote a balanced focus on objectives under the strategic plan in support of long-term value creation:

•	Cash awards; and

•	Equity provided through the use of stock options, restricted stock and/or performance shares.

Cash Award Opportunity	Equity Grant Opportunity
New performance cycle begins each year	Annual grant of Stock Options to certain NEOs which vest over a four-year period
Performance cycle generally runs up to four years	Annual Performance share grant opportunity to certain NEOs which vests based on relative total shareholder return, generally at the end of a four-year performance period
Actual award earned based on performance relative to FFO target at the end of the performance period, and subject to exercise of negative discretion by Compensation Committee

In determining award levels for eligible NEOs, the Compensation Committee gives consideration to competitive market practice, employee responsibility level, and internal equity.

As reflected in the table below, the current targeted mix of LTIP awards for David J. LaRue, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner is one-third in the form of stock options, one-third in terms of performance shares and one-third in a performance cash award opportunity. We believe this provides an appropriate balance between three performance-based components of the LTIP, all of which are “at risk”. Stock options will only provide value if our share price increases over time. Performance shares will only be earned if our total shareholder return relative to our peers warrants. Finally, the Cash LTIP will be dependent on attainment of certain financial goals, augmented by other quantitative and qualitative metrics the Compensation Committee deems appropriate. Actual awards earned, if any, can be considerably above or below target levels based on our actual versus planned performance relative to strategic goals and stock price appreciation. As noted earlier in this CD&A, our Board Chairman Charles A. Ratner does not participate in our LTIP.

Named Executive Officer	2013 Fiscal Year Target Award Equivalents
	Total LTIP Award as a Percent of Base Salary	Absolute Percentage in the form of Stock Options	Absolute Percentage in the form of Performance Shares	Absolute Percentage in the form of Cash LTIP (paid at the end of the performance period)
David J. LaRue	360%	120.00%	120.00%	120.00%
Robert G. O'Brien	200%	66.67%	66.67%	66.67%
James A. Ratner	200%	66.67%	66.67%	66.67%
Ronald A. Ratner	200%	66.67%	66.67%	66.67%

Cash LTIP

Beginning in 2012, the Cash LTIP was modified to provide for new overlapping four-year performance periods (or 47-month performance periods for all performance periods that include the 11-month 2013 Transition Period) (the “new performance period”) that will begin each year instead of one performance period beginning once every four years (the “original performance period”). This change was made to allow corresponding performance goals to more closely align with the then-current business plans and strategic priorities and to make the award opportunities less susceptible to a single significant economic event. In making this change, the target Cash LTIP award for each of the new performance periods now uses the annualized equivalent of the original performance period target award. The potential target award for each new performance period is calculated using the target award multiplied by the base salary of the participant as of the beginning date of the performance period.

Cash LTIP Performance Cycles

The following illustrates key attributes of the two Cash LTIP performance cycles currently in effect. Each of our current NEOs, with the exception of Charles A. Ratner, is eligible to participate in the Cash LTIP.

	February 1, 2012 to December 31, 2015 Performance Cycle	February 1, 2013 to December 31, 2016 Performance Cycle
Duration of performance period*	47 months	47 months
Award Calculation	1% of excess, if any, of cumulative FFO, as adjusted over $1 billion	1.5% of excess, if any, of cumulative FFO, as adjusted over $1 billion
Award Not to Exceed	$1.5 million	$1.75 million
Actual Awards Earned Subject to	Exercise of negative discretion by Compensation Committee taking other quantitative and/or qualitative factors into account	Exercise of negative discretion by Compensation Committee taking other quantitative and/or qualitative factors into account
Awards Earned (if any) will be paid in	Early 2016	Early 2017
* Duration of performance periods is affected by the Company’s change to a December 31 year-end in 2013 and the resulting 11-month 2013 Transition Period.

With the intention of qualifying any potential Cash LTIP payments as performance-based under Section 162(m), the Compensation Committee approved a maximum award opportunity for each performance cycle as shown in the previous table, subject to the Compensation Committee's exercise of negative discretion in determining any final award earned. Any actual amounts earned by each NEO will be based on the aforementioned cumulative FFO performance level, excluding the effects of any impairments related to the disposition of our Land business unit, and will take into account certain other qualitative and/or quantitative factors as determined by the Compensation Committee.

Equity

We typically grant equity awards under the LTIP following the release of full year earnings for the prior fiscal year. Equity awards may be granted to eligible NEOs as well as other senior executives and managers of significant subsidiaries, as determined by the Compensation Committee, based on an evaluation of their duties and overall performance, including current and potential contributions to our success. We use different award tiers based on recommendations by Pearl Meyer that take into consideration market pay practices to determine the mix of equity opportunities.

The amount of equity granted in 2013 included the dollar value based on the targeted percentages of pay for each executive as called for under our LTIP. The number of stock options, restricted shares and performance shares granted to eligible NEOs, other senior executives and managers who participate in the LTIP, and our outside Directors represented a run rate (defined as total shares granted divided by total common shares outstanding) of approximately 0.65%. This run rate includes an assumed target level performance share grant for participating executives.

Stock Options and Restricted Stock

Stock options have an exercise price equal to the closing market price of our Class A Common Stock on the date of grant. The Compensation Committee has not, and does not intend to, grant stock options with an exercise price less than the closing market price of our Class A Common Stock on the grant date, reprice options or issue options with “reload” provisions. In June 2013, our shareholders approved amendments to our Stock Plan which prohibit cash purchases of underwater options unless approved by the shareholders of the Company. The revisions to the Stock Plan also prohibit current payment of dividends on performance-based shares.

Stock options will only have value if our stock price appreciates from the time of grant to the time of exercise. To enhance employee retention, stock options and any restricted stock awards granted to employees typically vest over a four-year period from the date of grant as follows:

•	25% after two years;

•	another 25% after three years; and

•	the remaining 50% after four years.

Stock options are exercisable for up to 10 years from the date of grant to allow executives to maximize pre-tax gains and focus them on long-term shareholder value creation. We use the Black-Scholes option pricing model to determine the number of options granted. As discussed earlier in this proxy statement, and as shown in the table contained under “Long-Term Incentives” in this section of the CD&A, equity awards are expressed as a targeted percentage of pay.

Each of our NEOs, with the exception of Charles A. Ratner, is eligible for annual stock option grants. In addition, during 2013 we provided a discretionary grant of 48,295 shares of restricted stock to Robert G. O'Brien that will vest over four years, consistent with the vesting schedule used for plan-based equity awards. These shares, which are not part of our plan-based equity awards, were provided to further promote retention and to provide an enhanced ownership stake.

Performance Share Grant Opportunity Cycles

Each of our eligible NEOs received performance share grants in 2012 and 2013 allowing them to earn shares of our Class A Common Stock based on our Total Shareholder Return relative to a broad comparator group, the NAREIT Index, over a 47-month performance period. Total Shareholder Return is defined as change in stock price over the performance period, plus any dividends paid, for our Class A Common Stock compared to that of companies within the NAREIT Index.

	February 1, 2012 to December 31, 2015 Performance Cycle	February 1, 2013 to December 31, 2016 Performance Cycle
Duration of performance period*	47 months	47 months
Performance Share Award to be determined using	Total Shareholder Return of Forest City Enterprises’ Class A Common Stock relative to the NAREIT All Equities REIT Index	Total Shareholder Return of Forest City Enterprises’ Class A Common Stock relative to the NAREIT All Equities REIT Index
Number of Performance Shares which can vest	0% to 200% of Target Amounts based on vesting schedule	0% to 200% of Target Amounts based on vesting schedule
Vesting of Performance Shares Earned (if any) will occur in	2016	2017
* Duration of performance periods are affected by the Company’s move to a December 31 fiscal year-end in 2013 and the resulting 11-month 2013 Transition Period.

The Compensation Committee believes that the use of relative Total Shareholder Return as the sole performance metric for determining how many performance shares (if any) vest is appropriate since it effectively aligns the compensation of our senior officers, including eligible NEOs, with shareholder results, recognizing that shareholders have other real estate company investment opportunities. The Compensation Committee also believes that the use of a relative Total Shareholder Return metric for performance share vesting, coupled with those metrics used in calculating any Cash LTIP award, provides an appropriate balance between externally and internally focused long-term value creation measures for our LTIP.

The Compensation Committee approved the use of the following vesting schedule for each of the performance share grants made in 2012 and in 2013:

Forest City's Total Shareholder Return Relative to the NAREIT All Equities REIT Index	Percentage of Target Performance Shares Earned
Below 40th Percentile	0% of target share amount will vest
40th Percentile	25% of target share amount will vest
50th Percentile	50% of target share amount will vest
60th Percentile	100% of target share amount will vest
75th Percentile or greater	200% of target share amount will vest

Under the approved grants, Total Shareholder Return over the performance period must be at the 60th percentile versus companies in the NAREIT Index in order to earn a target number of performance shares. The use of the 60th percentile target performance hurdle is consistent with our pay for performance philosophy and our desire to set meaningful yet challenging goals.

As with the Cash LTIP award opportunity, performance share grants are based on a target percentage of each eligible NEOs base pay. For the 2012-2015 performance cycle, the Compensation Committee used the closing price of our Class A Common Stock on the grant date to determine the target number of performance shares which a participating executive could earn. As noted in last year’s proxy statement, the value derived under a Monte Carlo simulation model for accounting expense recognition purposes was considerably different for the 2012 performance share grant. As a result, for the 2013 grants, the Committee chose to use a preliminary Monte Carlo simulation-generated value of $18.58 per share to determine the target number of performance shares to be granted and to bring the accounting expense and proxy-disclosed values more in line with intended target awards. Further information pertaining to this simulation is included under the Accounting for Performance Shares section of the CD&A.

For 2012 grants, the Compensation Committee reserves the right to reduce the amount of any award earned regardless of the relative ranking of our Class A Common Stock to the NAREIT Index in the event we outperform these comparator companies but our absolute total shareholder return is negative over the performance period. For the 2013 performance share grants, the Committee approved a change to the performance share agreements for each of our NEOs such that in the event the relative total shareholder return performance of our Class A Common Stock exceeds that of the NAREIT Index, but the absolute performance is negative, the amount of any performance share award that will vest can be no greater than a target number of performance shares.

Accounting for Performance Shares

Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 requires expenses for awards that contain market conditions, including performance shares, to be accrued over the performance period. Furthermore, in determining the expense associated with a performance share award, the fair value of such awards must be determined based on a Monte Carlo simulation or comparable model that estimates the probability and corresponding award value associated with meeting market-based performance hurdles. This simulation is designed to provide a projected share price value at the end of the performance period for our Class A Common Stock as well as for those companies in the NAREIT Index, and forms the basis upon which expense associated with the performance share grants is determined and subsequently reported in the Grants of Plan-Based Awards table included in this proxy statement.

Following the grant of performance shares in 2012, a Monte Carlo simulation was performed to determine the associated expense. Due in part at the time to the relatively high historical volatility in our Class A Common stock price versus companies in the NAREIT Index, the Monte Carlo simulation yielded a projected value and basis for expense recognition for each performance share that was approximately 40% higher than the closing price of our Class A Common Stock on the grant date. This higher value is reflected in the Grants of Plan-Based Awards table included in this proxy statement.

Recognizing the potential for such a significant difference in expense, the Compensation Committee in early April 2013 engaged Towers Watson to perform a preliminary Monte Carlo simulation in association with the 2013 - 2016 performance period grants, to determine the projected value for each performance share. The resulting preliminary value of $18.58 was used to determine the number of performance shares granted at target to each eligible NEO for the performance period beginning in 2013.

To reflect the actual expense associated with these grants, another Monte Carlo simulation was performed as of the grant date and the projected value for accounting expense purposes associated with the 2013 performance share grants was determined to be $17.78 per share. The impact of this difference in preliminary versus final Monte Carlo simulation award valuation is reflected in the Grants of Plan-Based Awards table in this proxy statement. The following table summarizes the differences in value associated with the performance share grant opportunity for the 2013 - 2016 performance period.

Named Executive Officer	Number of Target Performance Shares Granted for 2013 - 2016 Performance Period	Calculated Value at Target based on Preliminary Monte Carlo Simulation Values used to determine number of Shares Granted at Target	Calculated Accounting Value based on Final Monte Carlo Simulation and as reported in Grants of Plan-Based Awards Table
David J. LaRue	38,751	$719,994	$688,993
Robert G. O'Brien	19,734	$366,658	$350,871
James A. Ratner	17,940	$333,325	$318,973
Ronald A. Ratner	17,940	$333,325	$318,973

Total Target Value of Equity Grants

The approximate total target value of equity awards granted to our eligible NEOs during the 11 months ended December 31, 2013 is shown below (using the applicable Black-Scholes or grant date values).

Named Executive Officer	Approximate Value of Stock Options granted in 2013 under the LTIP using Grant Date Fair Values	Approximate Value of Performance Shares granted at Target in 2013 using Preliminary Monte Carlo Simulation Value	Approximate Value of Discretionary Restricted Stock Grant provided in 2013 to promote retention and enhanced ownership
David J. LaRue	$720,000	$720,000	$—
Robert G. O'Brien	$366,667	$366,667	$850,000
James A. Ratner	$333,333	$333,333	$—
Ronald A. Ratner	$333,333	$333,333	$—

Benefits and Other Perquisites: Consistent with our pay for performance philosophy, we do not offer our NEOs a large number of perquisites or supplemental benefits. Our NEOs as well as other members of senior management receive customary benefits such as group term life insurance. Likewise, these individuals are eligible to participate in a qualified 401(k) retirement plan, which provides for an employer matching contribution of up to $3,500 per year. We do not maintain a qualified defined benefit pension plan.

To supplement retirement benefits and enhance retention of senior executives, all NEOs also participate in an unfunded nonqualified supplemental retirement plan administered by the Compensation Committee, which historically provided for discretionary annual accruals that only begin to vest after 10 years of service, with full vesting after 15 years of service. Effective with the 2008 fiscal year, no new participants were admitted into this plan and no additional annual contributions will be made on behalf of NEOs and other senior executives and managers. All participating NEOs are fully vested in their benefits at this time.

Historically, we provided certain of our senior-most executives, including our NEOs, with an executive medical benefit at no cost through a plan that was in existence through the Executive Health Plan. In late 2013, the Compensation Committee approved discontinuing the Executive Health Plan effective January 1, 2014 and instead provide each affected executive with a taxable annual health care subsidy payment. In deciding to discontinue the Executive Health Plan the Compensation Committee considered the current and future anticipated cost of the Executive Health Plan, as well as the prevalence of this type of benefit at other companies. NEOs may use the health care subsidy to purchase health care coverage under one of our Company’s sponsored health care plans available to our associates and to partially defray the costs associated with out-of-pocket health care expenses.

Beginning in 2014, the amount of the annual health care subsidy payment for each of David J. LaRue, Robert G. O’Brien and Charles A. Ratner is $30,000. For Messrs. James A. Ratner and Ronald A. Ratner, the annual health care subsidy payment is $25,000. These amounts are not subject to a tax gross-up, nor will they be included in each NEO’s base salary. Therefore these payments will not be considered when determining short-term or long-term incentive opportunities or bonus amounts for each executive. Providing the annual health care subsidy payments in lieu of the separate Executive Health Plan will also result in an overall annual net reduction in cost to the Company.

We also provide our NEOs with the premium cost associated with a long-term care policy. Each NEO is also offered a monthly auto allowance for personal use. Certain NEOs also receive reimbursements for club dues or parking allowances. The value of these items is included in the All Other Compensation column of the Summary Compensation Table included in this proxy statement.

Additionally, a death benefit is provided to each of our NEOs. The benefit is equal to five times the annual salary of each executive at the time of death and is paid to his designated beneficiaries in the form of salary continuation for a period of five years only in the event the executive dies while in our employment. Further information on the value of these benefits is provided in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

Additional Executive Compensation Policies

Executive Stock Ownership Requirements Policy: The Compensation Committee adopted the Executive Ownership Policy in 2010 to align our compensation programs more closely to shareholder interests. The Executive Ownership Policy was amended in March 2013 and covers our NEOs as well as additional senior executives now subject to the requirements. Covered executives are required to meet a fixed share requirement which will be recalibrated at least once every three years. The following table lists the initial share requirements under the amended Executive Ownership Policy for each NEO other than Charles A. Ratner. Because of his substantial existing ownership interest, Charles A. Ratner is not subject to the Executive Ownership Policy.

Named Executive Officer	Multiple of Base Salary used to Determine the Initial Fixed Share Requirement	Fixed Share Ownership Requirement
David J. LaRue	5 times	200,000 shares
Robert G. O'Brien	3 times	100,000 shares
James A. Ratner	3 times	100,000 shares
Ronald A. Ratner	3 times	100,000 shares
* The initial fixed share guidelines were based on a 90-day average closing price through December 31, 2012 of $15.63 per share.

Covered executives must meet the share ownership requirements under the Executive Ownership Policy by December 31, 2018. If the executive does not meet the requirements during the first five years of being subject to the guidelines, he/she will be required to hold 50% of net-after-tax shares received from equity grants until the ownership requirements are met. If a covered executive does not meet the requirements as of December 31, 2018, or if later, five years from the time of first being subject to the guidelines, he/she will be required to hold 100% of net after-tax shares received from equity grants until the ownership requirements are met.

These amendments were approved to further enhance the alignment of our senior executives' ownership interests with those of our shareholders and to simplify administration, and became effective January 1, 2014.
The Compensation Committee will monitor compliance with the ownership requirements on an annual basis. As of December 31, 2013, each of our NEOs subject to the Executive Ownership Policy had met their requirement.
Clawback Policy: Since 2011 we have maintained a recoupment policy for compensation paid to certain executive officers, including our NEOs, who are covered by the Executive Ownership Policy under the following circumstances:

•
The payment, grant or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements filed with the SEC, or the amount of the award was based upon the achievement of metrics which subsequently were determined to have been misstated;

•
The Compensation Committee determines, in its sole discretion, exercised in good faith, that the officer engaged in fraud or misconduct that caused or contributed to the need for the restatement or caused or contributed to the misstatement of the metrics;

•	The misstatement was discovered within three years of the filing of the financials; and

•
The Compensation Committee determines, in its sole discretion, that it is in the best interests of our Company and its shareholders for the officer to repay or forfeit all or any portion of their compensation.

The Compensation Committee intends to periodically review our existing Clawback Policy and, as appropriate, conform it to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act after the SEC issues final guidance on this matter.

Securities Hedging and Pledging Policy: To further align our policies with emerging best practices in the area of governance, the Board of Directors approved a Securities Hedging and Pledging Policy (“Hedging and Pledging Policy”) which became effective June 13, 2013. The Hedging and Pledging Policy prohibits Directors and executive officers of the Company and its subsidiaries from:

•
Owning financial instruments or participating in investment strategies that represent a direct hedge of the economic risk of owning our shares of Class A or Class B Common Stock (collectively, our “Common Stock”) or any securities that give the holder any rights to acquire any of our Common Stock;

•	Holding a margin account, or otherwise pledging as collateral, any of our securities granted to them as equity compensation; and

•
Engaging in pledging of our securities except in limited circumstances and upon the prior approval of our Audit Committee. Under no circumstances will a person subject to the Hedging and Pledging Policy be permitted to pledge our securities unless he or she complies with the minimum ownership level required under the stock ownership guidelines applicable to such person in effect at both the time of the pledge and on a pro-forma basis after taking the effect of the pledge into account. In determining whether to grant its approval of a pledge, the Audit Committee will take into account multiple factors it deems relevant in order to determine that the pledge is not significant from a corporate governance standpoint.

Employment Agreements: We have entered into employment agreements with David J. LaRue and Robert G. O'Brien. The agreements are each effective for a period of three years from June 10, 2011 and continue for additional periods of one year until termination by the Company or the covered officer pursuant to the conditions designated in the respective agreement, including by death, disability, by the Company with or without cause, by the executive with or without “good reason” or upon non-renewal of the then current employment term.

Under the agreements, Messrs. LaRue and O'Brien received initial base salaries of $600,000 and $550,000, respectively, subject to annual adjustments based upon the performance by the respective officers and Company, as well as industry standards. They remain eligible to participate in the executive versions of the STIP and the LTIP in accordance with the terms established by our Compensation Committee from time to time.

Subject to certain limitations contained in the employment agreements, Messrs. LaRue and O'Brien will be eligible for severance payments and benefits upon termination. Following termination, each officer generally will be entitled to:

•
The earned and unpaid portions of his annual base salary, incentive compensation under the STIP and LTIP for the last completed performance period prior to termination, and accrued and unused paid-time-off through the date of termination; and

•	Any other amounts or benefits required to be paid, provided or which he is eligible to receive.

Also, subject to the conditions set forth in the employment agreements, including the requirement to release all claims against the Company, following termination due to disability, by the Company without cause or by the executive for “good reason,” as defined in the employment agreements and summarized below, Messrs. LaRue and O'Brien generally shall be entitled to additional severance as more fully described under the “Other Benefits and Perquisites” portion of the “Potential Payments Upon Termination” section of this proxy statement.

“Good reason” is defined to include: 1) a material reduction in the responsibilities of a covered executive; or 2) a material reduction by the Company of the executive's base salary, targeted STIP or LTIP opportunity or a 10% or greater reduction in their total direct compensation opportunity; or 3) a material change in the geographic location for their job; or 4) a material breach of the agreement by our Company.

Pursuant to the employment agreements, Messrs. LaRue and O'Brien each agreed to certain non-solicitation and non-competition provisions applicable during the terms of their respective employments with the Company and for a two-year period following thereafter. In addition, the employment agreements also contain customary non-disparagement and confidentiality provisions applicable during and after the respective terms of their employment with the Company.

The employment agreements, however, do not contain change of control provisions nor do they provide for excessive perquisites or benefits. In addition, the agreements do not provide for tax gross-ups associated with severance payments.

The Compensation Committee approved the employment agreements with Messrs. LaRue and O'Brien to improve retention of our top two executives and to protect our Company in the event an individual executive decides to voluntarily terminate their employment for ”good reason.”

The employment agreements for David J. LaRue and Robert G. O’Brien were amended effective January 1, 2014 to reflect the decision by the Compensation Committee to discontinue the Executive Health Plan benefit beginning in 2014. Previously each executive’s employment agreement had included the premium cost of two years’ worth of executive medical plan benefits in the event of termination for “good reason”, involuntarily without cause or due to disability. The amendment replaced this wording to instead include two years’ worth of a health care subsidy payment consistent with the changes previously outlined in the “Benefits and Other Perquisites” section of this CD&A.

James A. Ratner, Ronald A. Ratner and Charles A. Ratner also have employment agreements that provide for a minimum base salary and death benefits and are renewable for one-year periods. In addition, the agreements for James A. Ratner, Ronald A. Ratner and Charles A. Ratner contain a non-compete provision. As mentioned previously, the employment agreements for James A. Ratner and Ronald A. Ratner were amended in 2013 to increase each of their base salaries by $50,000.

Plan Design as it Pertains to Risk

The Audit and Compensation Committees reviewed the results of a risk assessment at a joint meeting in February 2014. The risk assessment was conducted by representatives of human resources and senior management in connection with the requirements set forth by the SEC to assess whether our compensation programs, policies and systems encourage inappropriate risk-taking. The Compensation Committee's compensation consultant, Pearl Meyer, was also asked to review the prepared document and provided an independent analysis which concurred overall with management's assessment.

In conducting our analysis, we used materials provided by outside counsel and Pearl Meyer. We used a compensation risk scorecard to evaluate our executive compensation programs, policies and systems relative to a number of risk factors including: pay opportunity; pay mix; performance goals, metrics and targets; external reference to peers and market practices; and use of appropriate checks and balances. Based on this review, the Audit and Compensation Committees concluded that our overall compensation approaches, practices and systems do not create risks that are reasonably likely to have a material adverse effect on our Company. In making this determination, the Audit and Compensation Committees considered that our compensation approaches are in line with competitive and best practices, are based on multiple measures tied to appropriate business results and are structured to encourage a balanced focus on both short-term and long-term performance without encouraging inappropriate risk-taking on the part of participants. Several specific examples of programs and policies designed to discourage inappropriate risk-taking include the use of incentive award opportunity caps, stock ownership guidelines and share holding requirements, a clawback policy and a securities hedging and pledging policy.

Tax and Accounting Implications

Deductibility of Executive Compensation: Section 162(m) limits the amount of compensation provided to certain executive officers that publicly-traded companies can deduct to $1.0 million per “covered employee” unless it qualifies as “performance-based” (as defined under Section 162(m)). In order to qualify as “performance-based”, compensation must be based solely on pre-established objective goals under a shareholder approved plan, with no positive discretion permitted when determining award payouts. The Compensation Committee's policy with respect to Section 162(m) is to consider tax deductibility while also maintaining the flexibility to structure the executive compensation program to support Company and shareholder interests, even if some compensation is not fully tax deductible. In general, the STIP and the Cash LTIP, stock options and performance shares grants are all intended to qualify as performance-based compensation under Section 162(m), unless the Compensation Committee decides it is not in the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

Scott S. Cowen (Chairman)	Arthur F. Anton	Michael P. Esposito, Jr.	Stan Ross

The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such Acts.

Potential Payments upon Termination or Change of Control

The following discussion outlines the payments that would be provided to our NEOs in the event of termination, retirement, death, disability or change of control as of December 31, 2013.

Under our various plans described in the CD&A and below (with the exception of the Elective Deferred Compensation and Nonqualified Supplemental Retirement Plans), in order to be eligible for payment upon retirement, a NEO must be at least 65 years old and have served the Company or its subsidiaries for five or more years.

Effective June 2013, our shareholders approved an amended Stock Plan which included a change of control provision. The Amended Plan provides that, in the event of a change of control, the Compensation Committee, in its sole discretion, may provide for or take such actions, if any, as it deems necessary or desirable with respect to any award that is outstanding as of the date of the change of control. Those actions could include, for example: (i) accelerated vesting, settlement and/or exercisability of an award, (ii) payment of cash in exchange for the cancellation of an award, (iii) cancellation of “underwater” option rights and/or appreciation rights without any payment therefore, or (iv) issuance of substitute awards that substantially preserve the value, rights and benefits of any affected awards.

Short-Term Incentive Plan

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$—	$—	$—	$—	$—	$—
Robert G. O'Brien	$—	$—	$—	$—	$—	$—	$—
James A. Ratner	$—	$—	$—	$—	$—	$—	$—
Ronald A. Ratner	$—	$—	$—	$—	$—	$—	$—
Charles A. Ratner	NA	NA	NA	NA	NA	NA	NA

No STIP payment would be earned under the Plan by any of our NEOs (except as provided below) in the event of voluntary or involuntary termination during the 2013 performance period which ran from February 1st through December 31st. Under the terms of the STIP, eligible NEOs or their estates would be eligible for a payment based on actual performance for the full STIP cycle and pro-rated based on the number of days the executive worked through their date of termination, subject to application of negative discretion by the Compensation Committee, upon retirement, death or disability if they terminated their employment before the end of the performance period. In the event of retirement, no payment would have been earned by David J. LaRue or Robert G. O’Brien since neither of these executives had reached retirement age as of December 31, 2013. In terms of change of control, no specific payment trigger provisions exist under the STIP or in any employment agreements we have with our NEOs. For illustrative purposes we are assuming the triggering events would occur on the last day of the fiscal year, therefore resulting in an opportunity for a non-pro-rated payment, as determined by the Compensation Committee. However, no payment would have been earned under any scenario above since a threshold level of performance had not been achieved for the 2013 STIP performance period.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be entitled to receive a STIP award upon termination due to disability, involuntary termination without cause or voluntary termination by the executive for ”good reason”, subject to an executed release of claims. This payment would be based on actual performance for the full STIP cycle and would be pro-rated based on the number of days in the performance period the executive worked through their date of termination, subject to application of negative discretion by the Compensation Committee. However, performance during 2013 was such that no award payment would have been earned under the STIP.

Charles A. Ratner does not participate in the STIP.

Cash-Based Long-Term Incentive Plan (2012 - 2015 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$—	$—	$—	$—	$—	$—
Robert G. O'Brien	$—	$—	$—	$—	$—	$—	$—
James A. Ratner	$—	$—	$—	$—	$—	$—	$—
Ronald A. Ratner	$—	$—	$—	$—	$—	$—	$—
Charles A. Ratner	NA	NA	NA	NA	NA	NA	NA

In the event of retirement, death or disability as of December 31, 2013, eligible NEOs or their estates would be able to earn a pro-rated Cash LTIP award for the 2012 through 2015 performance cycle since at least one year of the performance cycle had been completed. As of December 31, 2013, this pro-rated amount would have been based on 23/47ths of a full award. In terms of change of control, no specific payment trigger provisions exist under the Cash LTIP or in any employment agreements we have with our NEOs. In terms of any of the termination reasons shown, the Compensation Committee retains discretion to reduce the amount of any award payment.

As of December 31, 2013, of our NEOs only James A. Ratner and Ronald A. Ratner had met the definition of retirement, and hence were eligible for a pro-rated Cash LTIP payment due to that event. However, the projected results for this performance cycle as of December 31, 2013 were such that no payment was expected to be earned. Hence, no award amount is shown in the above table.

Except as provided below, for voluntary terminations or involuntary terminations with or without cause or due to change of control, the NEO would not be eligible to receive a pro-rated award under the terms of the Cash LTIP if they terminated their employment prior to the last day of the performance cycle.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive a Cash LTIP award if they terminated their employment due to disability, involuntarily without cause or voluntarily by the executive for “good reason” if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. This payment would be based on actual performance for the full cycle and would be pro-rated based on the number of days in the performance cycle the executive worked through their date of termination. Since as of December 31, 2013 less than half of the performance cycle had been completed, Messrs. LaRue and O’Brien would not have been eligible for a pro-rated payment due to voluntary termination for “good reason” or involuntarily without cause. In the event of termination due to disability, the provisions of the Stock Plan in effect at the date of grant would have superseded those under the employment agreements for each of David J. LaRue and Robert G. O'Brien and a pro-rated payment could have been earned had performance warranted.

Charles A. Ratner was not eligible to participate in the 2012 - 2015 Cash LTIP performance cycle.

Cash-Based Long-Term Incentive Plan (2013 - 2016 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$—	$—	$—	$—	$—	$—
Robert G. O'Brien	$—	$—	$—	$—	$—	$—	$—
James A. Ratner	$—	$—	$—	$—	$—	$—	$—
Ronald A. Ratner	$—	$—	$—	$—	$—	$—	$—
Charles A. Ratner	NA	NA	NA	NA	NA	NA	NA

Under the terms of the LTIP amended as of March 14, 2013, eligible NEOs would be able to receive a pro-rated Cash LTIP payment in the event of retirement, death or disability. In the event of retirement, a pro-rated payment could be earned based on the actual results of the 2013-2016 performance cycle and determined after the end of the cycle, provided the executive was retirement eligible (age 65 or older and with five or more years of service) as of their termination date. In the event of death or disability, the executive or their estate would be eligible to receive a pro-rated payment based on an assumed target level of performance. The Compensation Committee would retain discretion to reduce the amount of any payment earned. However since less than one year of the 47-month 2013-2016 performance cycle had been completed as of December 31, 2013, no payment would have been earned by any of our NEOs for the aforementioned termination events.

In terms of change of control, no specific payment trigger provisions exist under the Cash LTIP or in any employment agreements we have with our NEOs. Similarly, under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive a Cash LTIP award if they terminated their employment due to disability, involuntarily without cause or voluntarily by the executive for “good reason” but only if their termination occurred within the second half of the performance cycle, subject to an executed release of claims. Since less than a quarter of the 2013 - 2016 performance cycle had elapsed as December 31, 2013, no payment would have been earned.

Charles A. Ratner was not eligible to participate in the 2013 - 2016 Cash LTIP cycle.

Equity Awards - Unvested Stock Options Granted 2010 to Present

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (2)	Involuntary without Cause (2)	Involuntary with Cause	Death (3)	Disability (2)	Change of Control
David J. LaRue	$0, forfeited	$562,650	$562,650	$0, forfeited	$0, forfeited	$562,650	At discretion of Committee
Robert G. O'Brien	$0, forfeited	$326,774	$326,774	$0, forfeited	$0, forfeited	$326,774	At discretion of Committee
James A. Ratner	$270,924	$0, forfeited	$0, forfeited	$0, forfeited	$270,924	$0, forfeited	At discretion of Committee
Ronald A. Ratner	$270,924	$0, forfeited	$0, forfeited	$0, forfeited	$270,924	$0, forfeited	At discretion of Committee
Charles A. Ratner	$92,386	$0, forfeited	$0, forfeited	$0, forfeited	$92,386	$0, forfeited	At discretion of Committee

(1)	All stock options accelerate vesting upon retirement as defined under the Stock Plan. An executive has remaining term of option life in which to exercise.

(2)
Per the terms of the Stock Plan and stock option agreements, all unvested options are forfeited. Notwithstanding the limitations in the Stock Plan and the stock option agreements, per the terms of the employment agreements for Messrs. LaRue and O'Brien, their unvested stock options would vest in the event of disability, involuntary termination without cause or voluntary termination by the executive for “good reason”, subject to an executed release of claims.

(3)
All stock options accelerate vesting upon death, provided the executive was at least age 65 at time of death. The executive's estate would have one year from date of the executive's death in which to exercise vested options.

In terms of stock option awards, we determined the dollar value amounts shown above based on the intrinsic value of the unvested options using the closing price of our Class A Common Stock as of December 31, 2013. Upon retirement, eligible NEOs would vest in all stock options granted as part of the fiscal year 2010 through fiscal year 2013 grants. NEOs who terminated their employment due to retirement would be able to exercise these options for the remaining period of their ten-year option life. In the event of their retirement as of this date, David J. LaRue and Robert G. O'Brien would not have vested in these shares since neither had reached retirement eligibility.

In the event of death, unvested stock options would only accelerate provided the executive was retirement eligible. As of December 31, 2013, each of James A. Ratner, Ronald A. Ratner and Charles A. Ratner were retirement eligible and hence their unvested stock options would vest upon death. The estate of any deceased executive who is retirement eligible would have one year from the date of death in which to exercise any vested stock options. Unvested options held by David J. LaRue and Robert G. O'Brien would not vest upon death, since each of these executives were not retirement eligible as of December 31, 2013.

Under the terms of the Stock Plan, the stock option agreements and the employment agreements entered into with our NEOs, no options would vest solely upon a change of control. However, as noted earlier in the section, the Compensation Committee would have discretion to vest shares upon a change of control under the Stock Plan.

The amounts shown for Charles A. Ratner are attributable to stock options granted in 2010 and early 2011 which had not yet vested as of December 31, 2013. As Chairman of our Board since June 2011, Charles A. Ratner no longer receives an annual equity grant under our LTIP.

Equity Awards - Restricted Stock

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (2)	Involuntary without Cause (3)	Involuntary with Cause (4)	Death (3)	Disability (3)	Change of Control (3)
David J. LaRue	$0, forfeited	$1,525,307	$1,525,307	$0, forfeited	$1,525,307	$1,525,307	$1,525,307
Robert G. O'Brien	$0, forfeited	$3,548,608	$3,548,608	$0, forfeited	$3,548,608	$3,548,608	$3,548,608
James A. Ratner	$116,052	$0, forfeited	$116,052	$0, forfeited	$116,052	$116,052	$116,052
Ronald A. Ratner	$116,052	$0, forfeited	$116,052	$0, forfeited	$116,052	$116,052	$116,052
Charles A. Ratner	$128,925	$0, forfeited	$128,925	$0, forfeited	$128,925	$128,925	$128,925

(1)	All previously unvested restricted shares would vest provided the executive was of retirement age as defined under the Stock Plan, subject to Compensation Committee approval.

(2)
Per the terms of the Stock Plan and restricted stock agreements, all unvested restricted shares are forfeited. Notwithstanding the limitations in the Stock Plan and in the restricted stock agreements, per the terms of the employment agreements for David J. LaRue and Robert G. O'Brien, their unvested restricted shares would vest in the event of termination by the executive for “good reason”, subject to an executed release of claims.

(3)	Per terms of restricted stock agreements, all previously unvested restricted shares would vest.

(4)	Per the terms of the restricted stock agreements, all unvested restricted shares are forfeited.

All of our NEOs had unvested restricted stock as of December 31, 2013. The intrinsic value of unvested restricted stock that would vest in the event of retirement, involuntary termination without cause, death, disability or change of control is shown in the previous table. In the event of their retirement as of December 31, 2013, the shares of restricted stock of each of David J. LaRue, and Robert G. O'Brien would not have vested, and would therefore be forfeited since neither of these individuals had attained retirement eligibility.

Under the terms of the restricted stock agreements, all restricted shares would vest in the event of a change of control as defined in those agreements. As noted earlier in the section, a change of control provision was included in the amended Stock Plan approved by shareholders in June 2013.

Equity Awards - Performance Shares (2012 - 2015 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$—	$—	$—	$456,547	$456,547	At discretion of Committee
Robert G. O'Brien	$—	$—	$—	$—	$232,485	$232,485	At discretion of Committee
James A. Ratner	$190,217	$—	$—	$—	$190,217	$190,217	At discretion of Committee
Ronald A. Ratner	$190,217	$—	$—	$—	$190,217	$190,217	At discretion of Committee
Charles A. Ratner	NA	NA	NA	NA	NA	NA	NA

The terms of the performance share agreements covering the 2012 through 2015 performance cycle state that in the event of retirement, death or disability, our NEOs would be able to vest in a pro-rated performance share award, based on actual performance and determined at the end of the performance cycle, provided the event would occur after February 1, 2013. Since less than half of the performance cycle had been completed as of December 31, 2013, we have assumed a pro-rated award at target would have been earned.

For voluntary terminations or involuntary terminations with or without cause, the executive would not be eligible to receive a pro-rated award under the terms of the Stock Plan or performance share agreement if they terminated their employment prior to the last day of the performance cycle. In the event of a change of control and consistent with the amended Stock Plan, the Compensation Committee, in its sole discretion could determine if any shares would vest.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive an award of performance shares if they terminated their employment due to disability, involuntarily without cause or voluntarily by the executive for “good reason” and such termination occurred within the second half of the performance cycle, subject to an executed release of claims. The number of performance shares vested would be based on actual performance for the full cycle and would be pro-rated based on the number of days in the performance cycle the executive worked through their date of termination. If David J. LaRue and Robert G. O'Brien had terminated their employment involuntarily without cause or voluntarily due to “good reason” as of December 31, 2013, they would not have been eligible for a payment under the terms of their employment agreements since they had not yet completed half of the performance cycle as of their termination date.

Charles A. Ratner was not eligible to participate in the 2012 - 2015 performance cycle for performance share grants.

Equity Awards - Performance Shares (2013 - 2016 Performance Cycle)

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$—	$—	$—	$—	$—	$—	At discretion of Committee
Robert G. O'Brien	$—	$—	$—	$—	$—	$—	At discretion of Committee
James A. Ratner	$—	$—	$—	$—	$—	$—	At discretion of Committee
Ronald A. Ratner	$—	$—	$—	$—	$—	$—	At discretion of Committee
Charles A. Ratner	NA	NA	NA	NA	NA	NA	NA

In the event of retirement, death or disability as of December 31, 2013, NEOs would be able to earn a pro-rated performance share award under the terms of the performance share agreements, provided they had completed at least one year of the performance cycle as of date of termination for any of these reasons. For termination due to retirement, the pro-rated performance share award would be based on actual performance and determined at the end of the performance cycle. Under the terms of 2013-2016 performance share grants, if an executive terminated their employment due to death or disability, they or their estates would be eligible to receive a pro-rated payment based on a target performance share award within 60 days of the date of the event. However, in all instances no payment would have been earned as of December 31, 2013 since only 11 months of the 2013 - 2016 performance cycle had been completed as of that date.

For voluntary terminations or involuntary terminations with or without cause, the executive would not be eligible to receive a pro-rated award under the terms of the Stock Plan or performance share agreement if they terminated their employment prior to the last day of the performance cycle. In the event of a change of control and consistent with the amended Stock Plan, the Compensation Committee, in its sole discretion, could determine if any shares would vest.

Under the terms of their employment agreements, David J. LaRue and Robert G. O'Brien would be able to receive an award of performance shares if they terminated their employment due to disability, involuntarily without cause or voluntarily by the executive for “good reason” and such termination occurred within the second half of the performance cycle, subject to an executed release of claims. The number of performance shares vested would be based on actual performance for the full cycle and would be pro-rated based on the number of days in the performance cycle the executive worked through their date of termination. If David J. LaRue and Robert G. O'Brien had terminated their employment involuntarily without cause or voluntarily due to “good reason” as of December 31, 2013, they would not have been eligible for a payment since they had not yet completed half of the performance cycle as of the assumed termination date.

Charles A. Ratner was not eligible to participate in the 2013 - 2016 performance cycle for performance share grants.

Elective Deferred Compensation

Name	Termination Event
	Retirement	Voluntary	Involuntary without Cause	Involuntary with Cause	Death (1)	Disability	Change of Control
David J. LaRue	$571,071	$571,071	$571,071	$571,071	$571,071	$571,071	$571,071
Robert G. O'Brien	$504,206	$504,206	$504,206	$504,206	$504,206	$504,206	$504,206
James A. Ratner	$329,125	$329,125	$329,125	$329,125	$329,125	$329,125	$329,125
Ronald A. Ratner	$1,149,327	$1,149,327	$1,149,327	$1,149,327	$1,149,327	$1,149,327	$1,149,327
Charles A. Ratner	$197,132	$197,132	$197,132	$197,132	$197,132	$197,132	$197,132

(1)	Paid to estate.

In the event of retirement, voluntary termination, involuntary termination with or without cause, death, disability or change of control, each of the participating NEOs, or their beneficiaries, would be eligible to receive their nonqualified deferred compensation balances, which include their elective deferrals plus any aggregate earnings, as indicated in the table above. In all circumstances, payments of elective deferrals will be paid in accordance with each NEOs election.

Nonqualified Supplemental Retirement Plan

Name	Termination Event
	Retirement (1)	Voluntary (1)	Involuntary without Cause (1)	Involuntary with Cause (2)	Death (3)	Disability (1)	Change of Control
David J. LaRue	$159,698	$159,698	$159,698	At discretion of Committee	$159,698	$159,698	$—
Robert G. O'Brien	$159,698	$159,698	$159,698	At discretion of Committee	$159,698	$159,698	$—
James A. Ratner	$482,171	$482,171	$482,171	At discretion of Committee	$482,171	$482,171	$—
Ronald A. Ratner	$480,848	$480,848	$480,848	At discretion of Committee	$480,848	$480,848	$—
Charles A. Ratner	$615,364	$615,364	$615,364	At discretion of Committee	$615,364	$615,364	$—

(1)	Paid if vested.

(2)	Paid at the discretion of the Compensation Committee.

(3)	Paid to estate if vested.

Nonqualified Supplemental Retirement Plan benefit payments would typically be made over a ten-year period. In the event of death, payment would be made in the form of a lump-sum. In case of an involuntary termination with cause, all or a portion of the supplemental retirement benefit may be forfeited at the discretion of the Compensation Committee. All NEOs had vested in this benefit as of December 31, 2013 and would be eligible to receive the payments shown. However, David J. LaRue and Robert G. O'Brien were under age 60 as of this date, and hence do not qualify for commencement of any payments under this plan at this time.

Death Benefits

Name	Termination Event
	Retirement (1)	Voluntary (1)	Involuntary without Cause (1)	Involuntary with Cause (1)	Death (2)	Disability (1)	Change of Control (3)
David J. LaRue	$—	$—	$—	$—	$3,000,000	$—	$—
Robert G. O'Brien	$—	$—	$—	$—	$2,750,000	$—	$—
James A. Ratner	$—	$—	$—	$—	$2,500,000	$—	$—
Ronald A. Ratner	$—	$—	$—	$—	$2,500,000	$—	$—
Charles A. Ratner	$—	$—	$—	$—	$2,500,000	$—	$—

(1)	Ceases eligibility.

(2)	Equivalent to five year salary continuation paid to estate in the event of death while actively employed by the Company.

(3)	No payment.

In the event of death while employed by the Company, the estates of each of our NEOs would be able to receive a death benefit equal to five years' worth of salary continuation as shown in the above table.

Other Benefits and Perquisites

The Company maintains a severance plan with salary continuation benefits calculated based on years of service. The amounts shown in the following table for James A. Ratner, Ronald A. Ratner and Charles A. Ratner were calculated based on each NEOs tenure with our Company as of December 31, 2013. Under the severance plan, salary continuation would only be paid for involuntary termination without cause.

In lieu of the severance benefits provided under the severance plan, per the terms of their employment agreements, David J. LaRue and Robert G. O'Brien shall be entitled to severance in the event of termination due to disability, involuntary termination without cause, or voluntary termination by the executive for “good reason.” Under these termination scenarios and subject to the execution of a release of claims, Messrs. LaRue and O'Brien would be eligible to receive the amounts shown in the table which follows. The employment agreements do not provide for tax gross-ups associated with severance payments.

The amounts shown in the following table reflect the severance each NEO would be entitled to in the event of a termination on December 31, 2013.

Severance

Name	Termination Event
	Retirement (1)	Voluntary for Good Reason (1)	Involuntary without Cause (1)(2)	Involuntary with Cause	Death	Disability (1)	Change of Control
David J. LaRue	$—	$2,449,367	$2,449,367	$—	$—	$2,449,367	$—
Robert G. O'Brien	$—	$2,252,913	$2,252,913	$—	$—	$2,252,913	$—
James A. Ratner	$—	$—	$1,000,000	$—	$—	$—	$—
Ronald A. Ratner	$—	$—	$1,000,000	$—	$—	$—	$—
Charles A. Ratner	$—	$—	$1,000,000	$—	$—	$—	$—

(1)	Per their employment agreements, the severance amounts shown for David J. LaRue and Robert G. O'Brien include the following:

Employment Agreement Provision	David J. LaRue	Robert G. O'Brien
Two Times Base Salary	$1,200,000	$1,100,000
Two times Average of Prior three years' STIP	$1,140,000	$1,043,333
Two times an amount equal to 12 monthly medical and dental COBRA premiums and long-term care premiums based on the level of coverage in effect for him immediately prior to the date of termination.	$109,367	$109,580

The severance amounts shown for Messrs. LaRue and O'Brien do not include the value of accelerated restricted stock or stock options as of December 31, 2013 on the basis of terminations resulting from disability, involuntarily without cause or voluntarily by the executive for “good reason”. We instead included these amounts in the “Equity Awards - Unvested Stock Options Granted 2010 to Present” and “Equity Awards -

Restricted Stock” tables of this “Potential Payments Upon Termination or Change of Control” section of the proxy statement. Similarly, the value of any STIP or Cash LTIP amounts payable to Messrs. LaRue and O'Brien resulting from their employment agreements is shown in the “Short-Term Incentive Plan” and the “Cash-Based Long-Term Incentive Plan” tables of this “Potential Payments Upon Termination or Change of Control” section of the proxy statement.

(2)
Per the terms of the severance plan for our associates, the severance amounts shown for James A. Ratner, Ronald A. Ratner and Charles A. Ratner are calculated on the basis of years of service with the Company.

Payment of premiums associated with long-term care insurance would cease upon termination, retirement or death for James A. Ratner, Ronald A. Ratner and Charles A. Ratner. However, the executive and/or his surviving dependents could elect to continue coverage at their own expense. Continuation of medical, dental and vision coverage under COBRA would be available for a period of up to 18 months for all eligible associates including our NEOs.

Summary of All Potential Payments Upon Termination

The following table summarizes all payments to NEOs that we would have made for various termination events as of December 31, 2013. As noted previously, certain of these payments would have been earned by our executives as part of the completion of the performance period. These amounts are included in the totals below.

Name	Termination Event
	Retirement	Voluntary for Good Reason	Involuntary without Cause	Involuntary with Cause	Death	Disability	Change of Control
David J. LaRue	$730,769	$5,268,093	$5,268,093	$571,071	$5,712,623	$5,724,640	$2,096,378
Robert G. O'Brien	$663,904	$6,792,199	$6,792,199	$504,206	$7,194,997	$7,024,684	$4,052,814
James A. Ratner	$1,388,489	$811,296	$1,927,348	$329,125	$3,888,489	$1,117,565	$445,177
Ronald A. Ratner	$2,207,368	$1,630,175	$2,746,227	$1,149,327	$4,707,368	$1,936,444	$1,265,379
Charles A. Ratner	$1,033,807	$812,496	$1,941,421	$197,132	$3,533,807	$941,421	$326,057

Executive Compensation Tables

The following tables present compensation information for our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other most highly compensated executive officers (collectively, our NEOs). The Company changed its fiscal year-end from January 31 to December 31 effective December 31, 2013. The information presented in the following executive compensation tables for the fiscal year 2013 represents the 11-month period ended December 31, 2013.

Summary Compensation Table

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)		($)(5)	($)(6)	($)
						Annual	Long-Term

David J. LaRue President and Chief Executive Officer (PEO)	2013	$553,846	$—	$688,993	$719,994	$—	$—	$8,230	$69,947	$2,041,010
	2012	$600,000	$—	$1,013,066	$719,994	$875,000	$—	$10,103	$70,209	$3,288,372
	2011	$561,683	$—	$1,239,992	$719,999	$835,000	$1,100,000	$6,851	$66,916	$4,530,441
	2010	$500,000	$150,000	$869,993	$359,997	$430,000	$—	$6,363	$58,946	$2,375,299

Robert G. O'Brien Executive Vice President and Chief Financial Officer (PFO)	2013	$507,692	$—	$1,200,863	$366,656	$—	$—	$7,438	$70,634	$2,153,283
	2012	$550,000	$—	$1,365,905	$366,661	$800,000	$—	$9,170	$69,375	$3,161,111
	2011	$550,000	$—	$1,164,984	$494,994	$765,000	$900,000	$6,215	$62,615	$3,943,808
	2010	$500,000	$325,000	$969,989	$359,997	$430,000	$—	$5,776	$59,463	$2,650,225

Charles A. Ratner Chairman of the Board (1)	2013	$461,538	$500,000	$—	$—	$—	$—	$7,984	$70,077	$1,039,599
	2012	$500,000	$—	$—	$—	$—	$—	$10,995	$70,234	$581,229
	2011	$500,000	$—	$99,994	$299,999	$695,000	$575,000	$7,340	$74,752	$2,252,085
	2010	$500,000	$162,500	$79,990	$402,495	$410,000	$—	$6,949	$71,202	$1,633,136

James A. Ratner Executive Vice President	2013	$461,538	$—	$318,973	$333,328	$—	$—	$8,324	$72,903	$1,195,066
	2012	$450,000	$—	$422,100	$299,997	$610,000	$—	$11,051	$73,271	$1,866,419
	2011	$450,000	$—	$90,000	$269,990	$625,000	$515,000	$7,412	$72,324	$2,029,726
	2010	$450,000	$150,000	$71,998	$365,991	$415,000	$—	$6,977	$67,340	$1,527,306

Ronald A. Ratner Executive Vice President	2013	$461,538	$—	$318,973	$333,328	$—	$—	$18,025	$71,958	$1,203,822
	2012	$450,000	$—	$422,100	$299,997	$650,000	$—	$22,470	$72,542	$1,917,109
	2011	$450,000	$—	$90,000	$269,990	$625,000	$515,000	$15,204	$65,043	$2,030,237
	2010	$450,000	$150,000	$71,998	$365,991	$415,000	$—	$14,157	$62,043	$1,529,189

(1)	Charles A. Ratner was not a NEO in 2012.

(2)
Represents the aggregate grant-date fair value of restricted stock awards and performance share awards computed in accordance with accounting guidance for share-based payments. The grant-date fair value of restricted stock awards is equal to the closing price of the Class A Common Stock on the date of grant. The grant-date fair value of performance shares, which have a market condition, is based on a Monte Carlo simulation. The amounts in this column for 2013 reflect performance share awards granted at target to all the NEOs during the year, except Charles A. Ratner, and for Robert G. O'Brien it also reflects a restricted stock award having an aggregate grant-date fair value of $849,992. At the maximum number of shares achievable, the aggregate grant-date fair value of the performance share awards granted in 2013 would have been: David J. LaRue - $1,377,986; Robert G. O'Brien - $701,741; James A. Ratner - $637,946; and Ronald A. Ratner - $637,946.

(3)
Represents the aggregate grant-date fair value of stock options computed in accordance with accounting guidance for share-based payments. The fair value of stock options is estimated using the Black-Scholes option pricing model. The assumptions used in the fair value calculations are described in Note R, “Stock-Based Compensation”, to our consolidated financial statements for the 11 months ended December 31, 2013, which are included in our Annual Report on Form 10-KT filed with the SEC.

(4)
Represents the cash awards earned during the year shown under our STIP and LTIP by the NEO. The awards are paid in the following year. The STIP and LTIP programs are discussed in greater detail in the CD&A section of this proxy statement.

(5)
Represents the amount of above-market earnings on the NEO's nonqualified deferred compensation balances which are reported in the Nonqualified Deferred Compensation table included in this section of the proxy statement. The earnings credited to each NEO's nonqualified deferred compensation accounts were earned at the same rates as all other participants in the same plans. The amount of above-market earnings was computed to be the amount by which the actual earnings exceeded what the earnings would have been had we used 120% times the Federal Long-Term Rates published by the Internal Revenue Service in accordance with Section 1274(d) of the Internal Revenue Code.

Executive Compensation Tables (continued)

(6)	The detail of All Other Compensation is shown in the following table:

	David J.	Robert G.	Charles A.	James A.	Ronald A.
	LaRue	O'Brien	Ratner	Ratner	Ratner
All Other Compensation	($)	($)	($)	($)	($)

Matching contribution to 401(k) plan	$3,500	$3,500	$—	$3,500	$3,500
Imputed income of group term life insurance	$1,242	$2,322	$4,944	$4,953	$4,953
Auto allowance	$11,880	$11,880	$11,880	$11,880	$11,880
Executive medical insurance premiums	$47,116	$47,116	$47,116	$47,116	$47,116
Long-term care insurance premiums	$3,284	$3,391	$5,637	$5,454	$4,509
Club dues	$500	$—	$500	$—	$—
Parking allowance	$2,425	$2,425	$—	$—	$—
Total	$69,947	$70,634	$70,077	$72,903	$71,958

The employment agreements with James A. Ratner and Ronald A. Ratner were amended effective February 1, 2013, providing for annual salaries of $500,000 and $500,000, respectively. The employment agreement with Charles A. Ratner, last amended on November 9, 2006, provides for an annual salary of $500,000. These agreements are automatically renewable for one-year terms unless otherwise terminated. These employment agreements provide that upon the death of such executive while in the employ of the Company, their beneficiary will receive an annual death benefit for five years equal to their annual base salary at time of death.

We entered into employment agreements with David J. LaRue and Robert G. O'Brien effective June 10, 2011. The agreements have an initial term of three years and then are automatically renewed for successive one-year periods. The agreements provide an annual base salary of at least $600,000 for David J. LaRue and $550,000 for Robert G. O'Brien. These agreements are discussed in greater detail in the CD&A section of this proxy statement. Both David J. LaRue and Robert G. O'Brien have separate death benefit agreements providing that upon their death while in the employ of the company, their beneficiary will receive an annual death benefit for five years equal to their annual salary.

Executive Compensation Tables (continued)

For a discussion of the terms of the awards in the following table, see the CD&A section of this proxy statement.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (3)	($) (4)

David J. LaRue	4/8/2013	$—	$—	$—	9,687	38,751	77,502	—	—	$—	$688,993
	4/8/2013	$—	$—	$—	—	—	—	—	65,630	$17.60	$719,994
	STIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—

Robert G. O'Brien	4/8/2013	$—	$—	$—	4,933	19,734	39,468	—	—	$—	$350,871
	4/8/2013	$—	$—	$—	—	—	—	48,295	—	$—	$849,992
	4/8/2013	$—	$—	$—	—	—	—	—	33,422	$17.60	$366,656
	STIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—

Charles A. Ratner		$—	$—	$—	—	—	—	—	—	$—	$—

James A. Ratner	4/8/2013	$—	$—	$—	4,485	17,940	35,880	—	—	$—	$318,973
	4/8/2013	$—	$—	$—	—	—	—	—	30,384	$17.60	$333,328
	STIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—

Ronald A. Ratner	4/8/2013	$—	$—	$—	4,485	17,940	35,880	—	—	$—	$318,973
	4/8/2013	$—	$—	$—	—	—	—	—	30,384	$17.60	$333,328
	STIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—
	LTIP	$—	$—	$1,750,000	—	—	—	—	—	$—	$—

(1)
The STIP cash award for the year ended December 31, 2013 does not have a threshold or target. The maximum award that can be earned by the NEO under the STIP is 1.5% of the excess of FFO over $200 million, but not to exceed $1.75 million.

The LTIP cash award is for the performance period from February 1, 2013 through December 31, 2016. There is no threshold or target. The maximum award that can be earned by the NEO is 1.5% of the excess of cumulative FFO for the performance period over $1 billion, but not to exceed $1.75 million.

(2)
The amounts shown in these columns relate to performance share awards granted in 2013 for the performance period from February 1, 2013 through December 31, 2016. The performance shares were granted at target and the ultimate number of shares earned can range from 0% to 200% depending upon the degree the performance goals are met at the end of the performance period. The performance metric is total shareholder return relative to our peers. The threshold level represents 25% of target and the maximum level represents 200% of target.

(3)	The exercise price of the stock options granted in 2013 was equal to the closing price of the underlying Class A Common Stock on the date of grant.

(4)
The grant-date fair value of the options ($10.9705 per share) was computed using the Black-Scholes option-pricing model. The assumptions used in the fair value calculations are described in Note R, “Stock-Based Compensation”, to our consolidated financial statements for the 11 months ended December 31, 2013, which are included in our Annual Report on Form 10-KT filed with the SEC. The grant-date fair value of restricted stock awards was $17.60 per share, which equaled the closing price of the Class A Common Stock on the date of grant. The grant-date fair value of performance share awards (at target) of $17.78 was based on a Monte Carlo simulation.

Executive Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Option Awards (1)				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable as of December 31, 2013	Number of Securities Underlying Unexercised Options Unexercisable as of December 31, 2013	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards
								Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	($)		(#) (2)	($) (3)	(#) (4)	($) (5)
David J. LaRue	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	28,059	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	14,030	—	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	18,017	18,018	$15.89	4/14/2020	27,376	$522,882	—	$—
	4/13/2011	16,069	48,208	$17.72	4/13/2021	52,483	$1,002,425	—	$—
	4/11/2012	—	77,945	$14.74	4/11/2022	—	$—	97,692	$1,865,917
	4/8/2013	—	65,630	$17.60	4/8/2023	—	$—	77,502	$1,480,288
Robert G. O'Brien	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	28,059	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	14,030	—	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	18,017	18,018	$15.89	4/14/2020	30,522	$582,970	—	$—
	4/13/2011	11,047	33,143	$17.72	4/13/2021	49,308	$941,783	—	$—
	4/11/2012	—	39,694	$14.74	4/11/2022	57,666	$1,101,421	49,750	$950,225
	4/8/2013	—	33,422	$17.60	4/8/2023	48,295	$922,435	39,468	$753,839
Charles A. Ratner	4/6/2005	40,000	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	40,000	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	40,000	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	19,691	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	24,220	—	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	20,144	20,145	$15.89	4/14/2020	2,517	$48,075	—	$—
	4/13/2011	6,695	20,087	$17.72	4/13/2021	4,233	$80,850	—	$—
James A. Ratner	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	17,721	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	21,797	—	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	18,317	18,318	$15.89	4/14/2020	2,266	$43,281	—	$—
	4/13/2011	6,025	18,078	$17.72	4/13/2021	3,810	$72,771	—	$—
	4/11/2012	—	32,477	$14.74	4/11/2022	—	$—	40,704	$777,446
	4/8/2013	—	30,384	$17.60	4/8/2023	—	$—	35,880	$685,308
Ronald A. Ratner	4/6/2005	25,200	—	$31.75	4/6/2015	—	$—	—	$—
	4/4/2006	25,200	—	$46.37	4/4/2016	—	$—	—	$—
	3/29/2007	25,200	—	$65.35	3/29/2017	—	$—	—	$—
	6/18/2008	17,721	—	$36.38	6/18/2018	—	$—	—	$—
	4/21/2009	21,797	—	$7.80	4/21/2019	—	$—	—	$—
	4/14/2010	18,317	18,318	$15.89	4/14/2020	2,266	$43,281	—	$—
	4/13/2011	6,025	18,078	$17.72	4/13/2021	3,810	$72,771	—	$—
	4/11/2012	—	32,477	$14.74	4/11/2022	—	$—	40,704	$777,446
	4/8/2013	—	30,384	$17.60	4/8/2023	—	$—	35,880	$685,308

(1)	All the option awards vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the grant date.

(2)	The shares in this column represent restricted stock awards that vest 25% at the second anniversary, 25% at the third anniversary and 50% at the fourth anniversary of the grant date.

(3)	The market value of shares is based on the closing price of our Class A Common Stock of $19.10 on December 31, 2013.

(4)
The shares in this column represent the underlying shares of Class A common stock issuable upon the maximum payout (at 200% of target) of performance share awards. The performance shares granted on April 11, 2012 have a performance period from February 1, 2012 through December 31, 2015, and the performance shares granted on April 8, 2013 have a performance period from February 1, 2013 through December 31, 2016. The vesting and actual payout of the performance shares will be determined at the end of the respective performance periods.

(5)	The amounts in this column assume a maximum payout (at 200% of target) of the performance shares and use the closing price of our Class A Common Stock of $19.10 on December 31, 2013.

Executive Compensation Tables (continued)

Option Exercises and Stock Vested
For the 11 months ended December 31, 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($) (1)

David J. LaRue	—	$—	54,018	$951,394
Robert G. O'Brien	—	$—	54,025	$951,864
Charles A. Ratner	—	$—	2,669	$47,775
James A. Ratner	—	$—	2,402	$42,996
Ronald A. Ratner	—	$—	2,402	$42,996

(1)	The value realized on vesting represents the product of the number of shares vested and the closing price of the Class A Common Stock on the vesting date.

Nonqualified Deferred Compensation
For the 11 months ended December 31, 2013

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($) (1)	($) (2)	($) (3)	($)	($) (4)

David J. LaRue	$—	$—	$30,823	$—	$730,769
Robert G. O'Brien	$—	$—	$27,988	$—	$663,904
Charles A. Ratner	$—	$—	$33,827	$—	$812,496
James A. Ratner	$—	$—	$33,911	$—	$811,296
Ronald A. Ratner	$—	$—	$68,631	$—	$1,630,175

(1)
The NEOs may defer a portion of their annual salary, bonus or short-term incentive compensation, up to a maximum of $100,000 per year, under our elective deferred compensation plan for executives. Amounts deferred under this plan earn interest at a rate equal to the average of the Moody's Long-Term Corporate Bond Yields for Aaa, Aa and A, plus .5% (“Moody's Rates”). The rate is updated every calendar quarter using the first published Moody's rates of the new quarter. Interest rates ranged from 4.28% to 5.18% during the last 11 months ended December 31, 2013. Interest is credited to the executives' accounts biweekly and compounded quarterly. The cumulative deferrals and earnings thereon will be paid to the NEOs in accordance with the elections they made defining the time of payment and form of payment.

(2)
The NEOs participate in the Unfunded Nonqualified Supplemental Retirement Plan for a select group of executives and other members of management. The plan provides for the accrual of a discretionary contribution by us to the executive's account plus interest on the account balance. The Company suspended the discretionary contributions in 2008, and there have been no contributions since that time. Interest is credited as of the end of the fiscal year and is computed on the beginning-of-year account balance at a rate equal to the average of the quarterly Moody's Rates used in our elective deferred compensation plan for executives (see note 1). The interest rate used for the last 11 months ended December 31, 2013 was 4.71%. Participants in the plan become 50% vested in the accumulated benefits after 10 years of service and then 10% after each of the next five years of service until becoming 100% vested after 15 years of service. All of the NEOs are participants and are 100% vested. Benefits are payable in installments over a 10-year period upon the later of the date of termination or the attainment of age 60.

(3)
The amount of earnings reported in this column that are deemed to be above-market earnings are reported in the Summary Compensation Table, and are as follows: David J. LaRue - $8,230; Robert G. O'Brien - $7,438; Charles A. Ratner - $7,984; James A. Ratner - $8,324; and Ronald A. Ratner - $18,025.

(4)
Prior years' accumulation of executive contributions and our contributions included in this column have been reported in prior years' Summary Compensation Tables to the extent these NEOs were required to be disclosed. Accumulated earnings from prior years included in this column have not been reported in prior years' Summary Compensation Tables, except for above-market earnings.

Equity Compensation Plan Information

The information presented in the following table is as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plan approved by security holders (1)	4,082,065	$34.98	7,181,821
Equity compensation plan not approved by security holders (2)	12,382	—	—
Total	4,094,447		7,181,821

(1)
Our Stock Plan was approved by the shareholders in 1994 and was last amended and restated by shareholder approval on June 13, 2013. The Compensation Committee of the Board of Directors administers the plan. Under the plan, we may award Class A stock options, restricted shares/units and performance shares to our employees and nonemployee directors. The maximum number of shares that may be awarded under the plan is 21,750,000. The maximum award to an individual during any calendar year is 500,000 stock options, 500,000 of the aggregate performance-based restricted shares and performance shares. Also, the aggregate grant-date fair value of awards granted to a nonemployee director during any calendar year is limited to $250,000. Anti-dilution provisions in the plan adjust the share maximums, outstanding awarded options and related exercise prices for stock splits or stock dividends. Each option grant has a maximum term of 10 years. The Compensation Committee determines vesting schedules for each award.

(2)
This represents phantom shares of Class A Common Stock accumulated by our nonemployee directors under their deferred compensation plan. Their plan is described in the “Director Compensation” section of this proxy statement.

Proposal 2 - Approval (on an advisory, non-binding basis) of the compensation of the Company's Named Executive Officers

As required by Section 14A of the Securities and Exchange Act of 1934 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our shareholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion & Analysis” (“CD&A”), we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals that lead to long-term value creation, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Please read the CD&A in this proxy statement for additional and more detailed descriptions of our executive compensation programs.

During 2013, the Compensation Committee’s independent compensation advisor, Pearl Meyer reviewed the existing executive compensation program and reaffirmed that the program is fundamentally sound, reinforces key business objectives, and provides for competitive pay opportunities that are aligned with short-term and strategic objectives in support of long-term value creation.

In support of these goals, we made the following key decisions highlighted below.

•	Our Company adopted additional measures to further strengthen our governance practices:

•
In June 2013, the Board of Directors approved our Securities Hedging and Pledging Policy. Further information is included under the “Additional Executive Compensation Policies” portion of the CD&A section of this proxy.

•
We expanded the number of executives subject to stock ownership guidelines and added stock holding requirements as outlined under the “Additional Executive Compensation Policies” portion of the CD&A section of this proxy.

•
We also adopted changes to our Stock Plan approved by our shareholders at our Annual Meeting, which include prohibiting all repricing of options and cash repurchases of underwater options without prior shareholder approval.

•
During 2013, the Compensation Committee reviewed and approved a recommendation to discontinue the Company’s Executive Health Plan effective January 1, 2014, which had been provided to our NEOs and other senior executives at no cost. In lieu of the Executive Health Plan, affected executives will be able to receive a taxable annual health care subsidy payment that will not be grossed up. The net effect of this change going forward will be an overall cost reduction to the Company.

•
Except as noted below, the majority of the total direct compensation opportunity for our key executives including our NEOs continues to be variable “at risk” pay. Over 80% of our CEO David J. LaRue's target total direct compensation opportunity is comprised of “at risk” pay with over 60% tied to long-term incentives and equity. Similarly, Robert G. O'Brien, James A. Ratner and Ronald A. Ratner each have a total direct compensation opportunity in which 75% is represented by “at risk” pay, with at least half of their target based on long-term incentives and equity. Our Board Chairman, Charles A. Ratner is eligible for a base salary and a target discretionary annual bonus opportunity of 100% of base pay. Because of his role and substantial equity holdings as a member of one of our founding families, Charles A. Ratner is not eligible to participate in our STIP or LTIP and hence, his compensation opportunity is 50% weighted toward his base salary compared to the other NEOs.

•
We continue to provide performance share grants to our eligible NEOs in support of greater pay alignment with shareholder interests. Performance share grants will vest based on a relative total shareholder return metric (defined as change in stock price plus dividends paid) comparing the returns of our Class A Common Stock to that of all companies in the NAREIT Index. In support of creating meaningful and challenging goals, the Compensation Committee approved a requirement whereby a target level of performance shares will vest only if our total shareholder return ranks in the 60th percentile relative to companies in the NAREIT Index for the 47-month period ending December 31, 2016. The use of a 47-month period reflects the Company's change to a calendar year-end in 2013 and the resulting 11-month 2013 Transition Period included in the performance cycle applicable to the performance share grants.

•
During 2013, the Compensation Committee approved equity grants to our NEOs and other senior executives and managers who participate in our LTIP. These grants were made in connection with a value-based percentage of pay formula approach that had been developed by Pearl Meyer, the Compensation Committee's independent advisor. The number of shares granted to NEOs and other senior executives and managers who participate in the LTIP, and our outside Directors represented a run rate (defined as total shares issued divided by total common shares outstanding) of approximately 0.65%. This run rate was within acceptable parameters for our industry as determined by benchmark data and shareholder advisory firms.

•
In early 2014, as well as in prior years, our Audit and Compensation Committees collectively reviewed the results of a risk analysis prepared by our management and which was separately reviewed by the Compensation Committee's independent compensation advisor, and concluded that our compensation programs and policies do not create inappropriate risks that are likely to have a material adverse effect on the Company. In arriving at this conclusion the Committees considered a number of risk factors as well as mitigation strategies that have been implemented, including compensation clawback provisions and the use of ownership requirements. The risk analysis is discussed in greater detail in the CD&A.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. To the extent there is any significant vote against our NEOs compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As announced in our Current Report on Form 8-K filed with the SEC on June 14, 2011 and consistent with the shareholders' vote on the matter, the Board of Directors determined to hold an advisory vote to approve the compensation of our NEOs every year until the next vote on the frequency of such advisory vote, which is expected to occur at our 2017 annual meeting of shareholders.

The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy is required to approve this Proposal 2.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory, non-binding basis, the compensation of the Company's NEOs, as disclosed in the Company's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL (ON AN ADVISORY, NON-BINDING BASIS) OF THE COMPENSATION OF OUR NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

Certain Relationships and Related Transactions

We require each of our directors and executive officers to complete a questionnaire on an annual basis, which includes questions regarding related person transactions. In addition, we have a formal policy with respect to related person transactions that requires the Corporate Governance and Nominating Committee to review and approve any transaction greater than $120,000 in which we were or will be a participant and in which a related person had or will have a direct or indirect material interest. Related persons include any of our executive officers, directors or nominees for director and their immediate family members, any shareholder owning in excess of 5% of our Common Stock or an entity in which any of the foregoing has a substantial ownership interest. In reviewing and approving a related person transaction, the Corporate Governance and Nominating Committee considers, among other things, if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. All related person transactions are disclosed to the Corporate Governance and Nominating Committee.
The Compensation Committee, comprised solely of independent directors and which uses the advice of outside counsel and compensation consultants, annually reviews the salaries and incentives paid to the executive officers disclosed under the section entitled “Family Relationships” below.
The transactions with Bruce C. Ratner and his affiliates set forth below were contemplated as part of the restructuring of the ownership interests held by Bruce C. Ratner and the conditions under which such transactions would take place were provided for in a master contribution and sale agreement (the “Master Contribution and Sale Agreement”). Because of the importance and nature of the Master Contribution and Sale Agreement, the transaction was specifically reviewed and approved during the year ended January 31, 2007 by a special committee of the Board comprised solely of independent directors.
Transactions with RMS Investment Corp.: We paid approximately $242,000 as total compensation during the year ended December 31, 2013 to RMS Investment Corp. (“RMSIC”), a company engaged in property management and leasing, controlled by the four children of Charles A. Ratner, the Chairman of our Board; the two children of James Ratner, our Executive Vice President; the two children of Ronald Ratner, our Executive Vice President and Director; Deborah Ratner Salzberg, our Executive Vice President and Director; Brian J. Ratner, our Executive Vice President and Director; the four children of Ruth Miller, the deceased sister of Albert B. Ratner, a Co-Chairman Emeritus of our Board; and Samuel H. Miller, a Co-Chairman Emeritus of our Board, as trustee. RMSIC managed and provided leasing services to Golden Gate, a 361,000 square-foot Cleveland-area specialty retail shopping center, during the 11 months ended December 31, 2013. The rate of compensation consists of a management fee of four percent of all tenant rentals, plus a lease fee of one to six percent of rental income of all new and renewed leases. Management believes these fees are comparable to that which other management companies would charge.
During 2013, RMSIC executed a lease extension for office space at Terminal Tower, an office building in Cleveland, Ohio. The lease extension commenced January 1, 2013 for a two-year term at a rate of $10,669 per month for the first year and $10,974 per month for the second year. The lease rates and terms are consistent with the lease rates, terms and promotions available to the general public in effect at the time the lease was entered. The aggregate amount of lease payments due from RMSIC to the Company on or after the beginning of the Company's 2013 fiscal year is $249,049.
Family Relationships: Deborah Ratner Salzberg and Brian J. Ratner, each an executive vice president and director, are children of Albert B. Ratner, who serves as a Co-Chairman Emeritus of our Board. During the 11 months ended December 31, 2013, Deborah Ratner Salzberg and Brian J. Ratner earned salaries of $334,671 (approximately $365,000 on an annualized basis) and $404,308 (approximately $440,000 on an annualized basis), respectively, and no annual (STIP) or long-term incentives (LTIP). Ms. Ratner Salzberg and Mr. Ratner are also eligible for equity awards on the same basis as other senior management.
James LaRue, brother of David J. LaRue, is employed as asset manager of Forest City Commercial Management, Inc., one of our subsidiaries. Kevin L. Ratner and Jonathan Ratner, sons of Charles A. Ratner, are employed, respectively, as president of Forest City Residential West, Inc., one of our subsidiaries, and as vice president-sustainable initiatives. None of these individuals are executive officers of the Company. The compensation, perquisites and benefits provided to these three individuals were substantially comparable to those provided to other employees with similar qualifications, responsibilities and experience. During the 11 months ended December 31, 2013, each of James LaRue, Kevin L. Ratner and Jonathan Ratner earned compensation, including perquisites and benefits, paid by the Company in excess of $120,000, but none earned as much as the lowest compensated NEO as disclosed in the "Summary Compensation Table" section of this proxy statement.
Employment Agreements: In addition to the employment agreements with certain NEOs as disclosed in the narrative section to the Summary Compensation Table elsewhere in this proxy statement, we entered into an employment agreements with Albert B. Ratner and Samuel H. Miller, effective January 1, 1999, who each serves as our Co-Chairman Emeritus of the Board, which provide for annual salaries of $475,000 and $425,000, respectively. The employment agreements are renewable annually. Although Albert B. Ratner and Samuel H. Miller do not participate in a formal bonus plan, an annual bonus may be awarded on a discretionary basis as reviewed by the Compensation Committee. During the 11 months ended December 31, 2013, Messrs.

A. Ratner and Miller did not receive any cash bonuses or equity-based awards. Each of the foregoing individuals is also eligible for benefits and perquisites on the same basis as other senior management.
Effective November 9, 2006, we entered into an employment agreement with Bruce C. Ratner, our Executive Vice President and Director, which provides for an annual salary of $450,000. The employment agreement is renewable annually. Mr. Ratner is eligible to receive a bonus and equity-based awards, as well as benefits and perquisites commensurate with other senior management executives. During the 11 months ended December 31, 2013, Mr. Ratner did not receive a cash bonus or any equity-based awards.
Non-Compete Arrangement: Pursuant to his employment agreement entered into on November 9, 2006, Bruce C. Ratner agreed that during his employment with us, and for a two-year period following thereafter, he will not engage in any activity that competes with our business. If we terminate Mr. Ratner's employment without cause, the two-year period will be reduced to one year. Mr. Ratner also agreed that he will not directly or indirectly induce any of our employees, or any of our affiliates, to terminate their employment or other relationships with us and will not employ or offer employment to any person who was employed by us or our subsidiaries unless such person has ceased to be employed by us or our affiliates for a period of at least one year. Mr. Ratner owns, and will continue to own, a certain property that was not transferred to us. This property may be managed, developed, expanded, operated and sold independently of our business. Should Mr. Ratner sell the property, he may purchase additional property, to effectuate a Section 1031 tax deferred exchange under the Internal Revenue Code, with the prior approval of the Audit Committee. Except for this property, any potential purchase of property to effect a tax-deferred transaction or any transaction approved by the Audit Committee, Mr. Ratner will engage in all business activities of the type conducted by us only through and on behalf of us, as long as he is employed by us.
Transactions With Bruce C. Ratner and His Affiliates: During the fiscal year ended January 31, 2007, we entered into the Master Contribution and Sale Agreement with Bruce C. Ratner pursuant to which the parties agreed to restructure their ownership interests in a total of 30 retail, office and residential operating properties and certain service companies that were owned jointly by us and Mr. Ratner. Pursuant to the Master Contribution and Sale Agreement, Mr. Ratner, certain entities and individuals affiliated with him, including members of his family and/or trusts for the benefit of such family members, (“BCR Entities”) and certain entities affiliated with Forest City (“FCE Entities”) either contributed their interests in these operating properties and service companies to Forest City Master Associates III, LLC (“Master III”), a limited liability company that is owned jointly by the FCE Entities and the BCR Entities but is controlled by us, or in some cases, the BCR Entities transferred their interests for cash consideration.

In connection with the Master Contribution and Sale Agreement, the parties and their respective affiliates also entered into several additional related agreements, including a Registration Rights Agreement, a Tax Protection Agreement and the Master III Operating Agreement. Under the Master III Operating Agreement, we issued Mr. Ratner and the BCR Entities 3,894,232 Class A Common Units (“Units”) in Master III. In July 2008, certain of the BCR Entities exchanged 247,477 of the Units for cash and shares of our Class A Common Stock. During the 11 months ended December 31, 2013, the BCR Entities received no preferred payments or dividends on the remaining Units.
Under the terms of the Master Contribution and Sale Agreement we agreed with Mr. Ratner and the BCR Entities to a method for valuing and possibly restructuring certain properties that were under development. Each of the development projects shall remain owned jointly until the individual development project has been completed and achieves “stabilization.” When a development project achieves “stabilization,” it will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once each project's value has been determined, we may, in our discretion, cause that project to be contributed to Master III in exchange for additional Units, sold to Master III for cash, sold to the third party or remain jointly owned by us and Mr. Ratner.
During 2008, two of the development properties, New York Times, an office building located in Manhattan, New York, and Twelve MetroTech Center, an office building located in Brooklyn, New York, achieved stabilization, and, in accordance with the terms of the Master Contribution and Sale Agreement, we caused the respective FCE Entities to acquire the interest of the BCR Entities in those two properties for cash. Under the terms of the redemption agreements the applicable BCR Entities assigned their interests in the two projects to the respective FCE Entities and will receive approximately $121,000,000 over a 15-year period. During the 11 months ended December 31, 2013, the Company paid a redemption distribution installment payment in connection with the New York Times building of $10,000,000, of which amount Mr. Ratner received $1,213,000 and certain members of Mr. Ratner’s family and/or trusts for the benefit of such family members received $7,287,000 based on such family members’ and/or trusts’ pro-rata share of the BCR Entities involved in the transaction. One of the FCE Affiliates also agreed to indemnify one of the BCR Entities against taxes payable by it by reason of a subsequent sale or other disposition of one of the properties. The tax indemnity expires on December 31, 2014.
During 2011, two development properties, DKLB BKLN (formerly 80 DeKalb), an apartment building in Brooklyn, New York, and East River Plaza, a retail center in Manhattan, New York, reached stabilization. During 2013, one development property, 8 Spruce Street, an apartment building in New York, New York, reached stabilization. In accordance with the terms of the Master Contribution Agreement, on January 2, 2014, we caused the respective FCE Entities to acquire the interest of the BCR Entities in those three stabilized projects for cash. In accordance with the agreements governing the transactions, the applicable BCR Entities assigned and transferred their interests in the three projects to the respective FCE Affiliates and received $14,286,000, of which amount Mr. Ratner received $945,189 and certain members of Mr. Ratner’s family and/or trusts for the benefit of such family members received $11,197,911 based on such family members’ and/or trusts’ pro-rata share of the BCR Entities involved in the transaction.
Two remaining development properties continue to be owned or otherwise pursued jointly by the relevant FCE Entities and BCR Entities. The operating agreements related to such properties generally require the FCE Entities to provide all equity contributions for the properties on behalf of the FCE Entities and BCR Entities and entitles the FCE Entities to a preferred return on the outstanding balance of such advances made on behalf of the BCR entities prior to the BCR Entities sharing in cash distributions.
In connection with the 2006 acquisition of Mr. Ratner’s interest in Woodbridge Crossing, a retail center in Woodbridge, New Jersey, and subsequent disposition in 2009, certain funds payable to Mr. Ratner in the amount of $40,483 were held in escrow. During the 11 months ended December 31, 2013, the escrow was redeemed and paid to Mr. Ratner.
Apartment Leases: Bruce C. Ratner has leased two apartments at 8 Spruce Street. The first lease commenced March 15, 2012 for a one-year term at a rate of $12,800 per month and was renewed for an additional two-year term that commenced on April 1, 2013 at a rate of $13,312 per month with an option to renew. The second lease commenced May 15, 2013 for a one-year term at a rate of $6,700 per month and was renewed for an additional two-year term that will commence on April 1, 2014 at a rate of $7,219 per month. In connection with the leases, Mr. Ratner received licenses to occupy the apartments for three-month periods preceding the commencement of the initial leases. In connection with the two-year renewals, Mr. Ratner received a one-month credit towards his rent for the first lease renewal, but no such credit for the second lease renewal. The lease rates and terms, including the three-month licenses to occupy and one-month credit upon renewal of the first lease, are consistent with the lease rates, terms and promotions available to the general public in effect at the time the leases and renewals were entered into. The aggregate amount of lease payments due from Mr. Ratner to the Company on or after the beginning of the Company's 2013 fiscal year is $585,432.
Transactions with BrownFlynn, Ltd: During 2012, we engaged BrownFlynn, Ltd for various services relating to our corporate social responsibility communications and reporting. Barbara Brown, sister of Robert G. O'Brien, our Executive Vice President and Chief Financial Officer, is a principal and co-owner of BrownFlynn. The aggregate amount due to BrownFlynn since the beginning of the Company's 2013 fiscal year is approximately $118,000 and we executed a new consultant agreement in March 2014 with BrownFlynn for additional services. Fees payable to BrownFlynn under the new agreement are anticipated to be approximately $113,500 over a 12-month period.
During 2013, BrownFlynn executed a lease agreement for office space at Terminal Tower. The lease is expected to commence in 2014 for a term of 126 calendar months at an initial rate of $8,511 per month with two options to renew for five-year terms. During the initial term, the rate will increase approximately 2% after each 12-month period to a maximum rate of $10,374 per month. In connection with the lease, BrownFlynn received a six-month abatement of base rent for the first six months of the lease term, provided that no event of default exists. The lease rates and terms, including the six-month abatement, are consistent with the lease rates, terms and promotions available to the general public in effect at the time the lease was entered. The aggregate amount of lease payments due from BrownFlynn to the Company on or after the beginning of the Company's 2013 fiscal year is approximately $1,180,572.

Section 16(a) Beneficial Ownership Reporting/Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of a registered class of our equity securities to file with the SEC and the NYSE initial reports of beneficial ownership and reports of changes in ownership of common shares and other equity securities of ours. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the 11 months ended December 31, 2013, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, with the exception of one report by Brian J. Ratner, our Executive Vice President and Director. Mr. Ratner timely filed a Form 4 with the SEC; however, some of the shares of Class A Common Stock sold in December 2013 were omitted from the Form 4 due to an administrative error. Upon discovery of the error after the deadline for the original Form 4 passed, Mr. Ratner filed an amended Form 5 correcting the omission, which constituted the filing of a late report.

Proposal 3 - Ratification of Independent Registered Public Accounting Firm

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should have the opportunity to express their views. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP has indicated that a representative will attend the Annual Meeting to respond to appropriate questions from shareholders. Their representative will also have the opportunity to make a statement at the meeting.

The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote and present at the Annual Meeting in person or by proxy is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Audit Committee Report

In accordance with its written charter, as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the accounting, financial reporting, data processing, regulatory and internal control environments.

The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to the release and inclusion in the Company's public filings. The Audit Committee has the opportunity to meet independently with management and the independent registered public accounting firm as a part of each meeting.

The Audit Committee has received and reviewed the written disclosures and letter of independence from PricewaterhouseCoopers, LLP, Forest City's independent registered public accounting firm, as required by the applicable requirements of the Public Company Accounting Oversight Board concerning independence, Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has also considered whether the provision of other non-audit services provided to Forest City by PricewaterhouseCoopers LLP is compliant with maintaining their independence.

The Audit Committee has discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of Forest City's accounting principles and underlying estimates in its financial statements, and the matters required to be discussed by the Auditing Standards No. 16, “Communication with Audit Committees”.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm Forest City's audited financial statements as of and for the 11 months ended December 31, 2013, management's report on the design and effectiveness of our internal controls over financial reporting as of December 31, 2013, and the independent registered public accounting firms audit of internal control over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management's report on the design and effectiveness of internal controls over financial reporting be included in Forest City's Annual Report on Form 10-KT for the 11 months ended December 31, 2013, as filed with the SEC.

The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. All members of the Audit Committee are independent directors and meet the independence requirements for audit committees under the NYSE Rules and the Exchange Act.

Michael P. Esposito, Jr. (Chairman)	Arthur F. Anton	Kenneth J. Bacon	Stan Ross

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information by reference, and shall not otherwise be deemed filed under such Acts.

Independent Registered Public Accounting Firm Fees and Services

The Audit Committee of the Board of Directors considers and pre-approves any audit, non-audit and tax services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the non-audit services are compatible with maintaining the independence of the independent registered public accounting firm.

The aggregate fees billed (or expected to be billed) to us for professional services rendered by PricewaterhouseCoopers LLP, all of which have been approved by the Audit Committee, for the 11 months ended December 31, 2013 and year ended January 31, 2013, are as follows:

	Eleven Months Ended December 31, 2013	Year Ended January 31, 2013

Audit fees	$4,079,153	$4,491,591
Audit-related fees	1,476,129	1,465,409
Tax fees	827,370	162,200
All other fees	22,681	14,779

Total	$6,405,333	$6,133,979

Audit fees: Professional services relating to audits of our annual consolidated financial statements and internal controls over financial reporting, reviews of our quarterly SEC filings, issuance of comfort letters, consents and income tax provision procedures. The audit fees for the year ended January 31, 2013 are $950,000 more than set forth in the proxy statement related to the 2013 annual meeting of shareholders due to additional audit fees charged for that year by PricewaterhouseCoopers LLP subsequent to our 2013 annual meeting of shareholders.

Audit-related fees: Audit and other assurance services relating to individual real estate properties that are required primarily under mortgage or partnership agreements. There were no fees for services relating to financial information design and implementation.

Tax fees: Professional services relating primarily to tax compliance, consulting fees and an Earnings and Profit study (2013).

All other fees: Other fees include professional services related to the development and implementation of an enterprise risk management program and annual subscriptions to accounting research tools.

Shareholder Proposals for 2015 Annual Meeting

Any shareholder proposals intended to be presented at our 2015 annual meeting of shareholders must be received by us at the address below on or before December 17, 2014 for inclusion in our proxy statement and form of proxy relating to the 2015 annual meeting of shareholders.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2015 annual meeting (“Non-Rule 14a-8 Proposals”) must be received by us by March 2, 2015, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2015 annual meeting will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after March 2, 2015.

Shareholder proposals should be submitted to:

Geralyn M. Presti
Executive Vice President, General Counsel and Corporate Secretary
Forest City Enterprises, Inc.
Terminal Tower
50 Public Square, Suite 1360
Cleveland, Ohio 44113

Other Business

We do not anticipate that matters other than those described in this proxy statement will be brought before the meeting for action, but if any other matters properly come before the meeting of which we did not receive notice prior to March 15, 2014, or that applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that votes thereon will be cast pursuant to said proxies in accordance with the best judgment of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geralyn M. Presti
Geralyn M. Presti, Secretary

Cleveland, Ohio
April 16, 2014

Forest City Enterprises, Inc. and Subsidiaries
Annex A - Reconciliation of Comparable Net Operating Income (Full Consolidation) to Comparable Net Operating Income (Pro-Rata Consolidation)

	Net Operating Income (in thousands)
	11 Months Ended December 31, 2013				11 Months Ended December 31, 2012				% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group
Retail
Comparable	$187,341	$3,671	$—	$183,670	$181,317	$3,953	$—	$177,364	3.3%	3.6%
Total	205,243	2,832	6,664	209,075	219,246	7,714	10,793	222,325
Office Buildings
Comparable	201,724	8,654	—	193,070	214,058	7,683	—	206,375	(5.8)%	(6.4)%
Total	216,009	13,220	4,905	207,694	216,839	7,868	15,226	224,197
Hotels	1,391	—	2,628	4,019	4,083	—	6,948	11,031
Land Sales	9,514	—	1,310	10,824	38,545	—	1,656	40,201
Write-offs of abandoned development projects and demolition costs	(33,188)	—	—	(33,188)	(13,044)	—	—	(13,044)
Other	(31,764)	(1,052)	212	(30,500)	(4,241)	(195)	1,250	(2,796)
Total Commercial Group
Comparable	389,065	12,325	—	376,740	395,375	11,636	—	383,739	(1.6)%	(1.8)%
Total	367,205	15,000	15,719	367,924	461,428	15,387	35,873	481,914
Arena	31,511	15,093	—	16,418	(2,827)	(579)	—	(2,248)
Residential Group
Apartments
Comparable	140,004	2,372	—	137,632	133,890	2,442	—	131,448	4.6%	4.7%
Total	150,926	3,551	220	147,595	141,880	3,391	5,169	143,658
Subsidized Senior Housing	13,887	581	—	13,306	18,465	354	—	18,111
Military Housing	20,931	561	—	20,370	26,532	914	—	25,618
Land Sales	224	—	—	224	—	—	—	—
Write-offs of abandoned development projects	(7,019)	—	—	(7,019)	(710)	—	—	(710)
Other	(10,142)	(1,931)	202	(8,009)	(4,311)	(625)	418	(3,268)
Total Residential Group
Comparable	140,004	2,372	—	137,632	133,890	2,442	—	131,448	4.6%	4.7%
Total	168,807	2,762	422	166,467	181,856	4,034	5,587	183,409
Total Rental Properties
Comparable	529,069	14,697	—	514,372	529,265	14,078	—	515,187	0.0%	(0.2)%
Total	567,523	32,855	16,141	550,809	640,457	18,842	41,460	663,075
Land Development Group	27,704	3,163	—	24,541	14,743	2,243	—	12,500
The Nets	(2,802)	—	—	(2,802)	(5,256)	—	—	(5,256)
Corporate Activities	(47,507)	—	—	(47,507)	(50,222)	—	—	(50,222)
Grand Total	$544,918	$36,018	$16,141	$525,041	$599,722	$21,085	$41,460	$620,097

AA-1

*FOREST CITY ENTERPRISES, INC.*
*1100 TERMINAL TOWER*
*50 PUBLIC SQUARE*
*CLEVELAND, OH 44113*
*ATTN: LINDA KANE*

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M70394-P50036 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**FOREST CITY ENTERPRISES, INC. CLASS A**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| **THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" THE FOLLOWING:** | | | |
| 1. The election of four (4) directors, each to hold office until the next annual shareholders' meeting and until his or her successor shall be elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Arthur F. Anton
02) Scott S. Cowen
03) Michael P. Esposito, Jr.
04) Stan Ross

| | For | Against | Abstain |
|---|---|---|---|
| **THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:** | | | |
| 2. The approval (on an advisory, non-binding basis) of the compensation of the Company's Named Executive Officers. | ☐ | ☐ | ☐ |
| **THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:** | | | |
| 3. The ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014. | ☐ | ☐ | ☐ |

**NOTE:** In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

# A

M70395-P50036

**Forest City Enterprises, Inc. Class A**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 29, 2014**

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class A Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on May 29, 2014, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**

FOREST CITY ENTERPRISES, INC.
1100 TERMINAL TOWER
50 PUBLIC SQUARE
CLEVELAND, OH 44113
ATTN: LINDA KANE

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Wednesday, May 28, 2014. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Forest City Enterprises, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70396-P50036 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**FOREST CITY ENTERPRISES, INC. CLASS B**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" THE FOLLOWING:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. The election of nine (9) directors, each to hold office until the next annual shareholders' meeting and until his or her successor shall be elected and qualified. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Kenneth J. Bacon
02) Deborah L. Harmon
03) David J. LaRue
04) Brian J. Ratner
05) Bruce C. Ratner
06) Charles A. Ratner
07) Deborah Ratner Salzberg
08) Ronald A. Ratner
09) Louis Stokes

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:**

**NOTE:** In addition, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

# B

M70397-P50036

**Forest City Enterprises, Inc. Class B**

**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY**
**FOR THE**
**ANNUAL MEETING OF SHAREHOLDERS**
**MAY 29, 2014**

The undersigned hereby appoints Charles A. Ratner and Deborah Ratner Salzberg, and each of them, with full power of substitution, as proxies to represent and to vote all of the shares of Class B Common Stock of Forest City Enterprises, Inc. that the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, including the right to vote on such other business as may properly come before the Annual Meeting of Shareholders to be held at 2:00 P.M., Eastern Time on May 29, 2014, in the 6th floor Riverview Room of the Ritz-Carlton Hotel, Tower City Center, 1515 West Third Street, Cleveland, Ohio 44113 and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.**

**PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE**

**Address Changes/Comments:** ______________________________

______________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

**CONTINUED AND TO BE SIGNED ON REVERSE SIDE**